UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Arrow Financial Corporation
(Name of Registrant as Specified In Its Charter)

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ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

March 29, 2019

Dear Shareholder:

You are cordially invited to attend the Arrow Financial Corporation Annual Meeting of Shareholders on
Wednesday, May 8, 2019, at 9 a.m. at the Charles R. Wood Theater in downtown Glens Falls, New York.

The meeting will begin with a review of all voting matters and feature a short presentation on the Company. Additional details about the meeting and voting instructions can be found in the Notice of 2019 Annual Meeting of Shareholders and related Proxy Statement.

We are proud of the financial performance and remarkable achievements of Arrow Financial Corporation and its family of companies over the last year. Our team continues to demonstrate an unending commitment to serving our customers and communities. Through their hard work, the Company has continued its steady growth.

Like most companies, ours faces challenging economic conditions beyond our control. Our approach to navigating through this is to stay focused on long-term opportunities to drive our business forward. Through strategic planning, spending and investments, we will remain a strong company that is well-positioned to deliver for our shareholders. We appreciate your support and we are grateful for your investment in Arrow Financial Corporation.

For a better understanding of our Company, including its compensation practices and corporate governance structure, please review our proxy materials, most recent Annual Report on Form 10-K and our other securities filings. We hope you will vote, whether or not you plan to attend the Annual Meeting. It is important to us that your shares are represented.

Sincerely,

/s/ Thomas L. Hoy        /s/ Thomas J. Murphy

Thomas L. Hoy            Thomas J. Murphy
Chairman of the Board        President and Chief Executive Officer

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

NOTICE OF
2019 ANNUAL MEETING OF SHAREHOLDERS

March 29, 2019

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the Charles R. Wood Theater, located at 207 Glen Street in Glens Falls, New York 12801, on Wednesday, May 8, 2019, beginning at 9 a.m. local time, to consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.	The election of four Class C Directors to three-year terms.

2.	Advisory approval of our 2018 executive compensation (“Say on Pay”).

3.	Approval of the amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock.

4.	Ratification of the selection of KPMG LLP as our independent auditor for 2019.

5.	Any other business that may properly come before the 2019 Annual Meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 14, 2019, will be entitled to vote at the 2019 Annual Meeting, or any adjournment or postponement thereof. Please see the Additional Voting Information section of the Proxy Statement for more information on how to vote.

Please ensure that your shares are represented at the 2019 Annual Meeting, as your vote is important. If you plan to attend, we ask that you also complete the attendance section on your proxy card. See the attached Proxy Statement for more information on how to vote your shares. Thank you.

By Order of the Board of Directors,

/s/ Peter J. Lareau

Peter J. Lareau
Corporate Secretary

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT TABLE OF CONTENTS

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT

General Voting Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (“Company”), a New York corporation, of proxies to be voted at the 2019 Annual Meeting of Shareholders (“Annual Meeting”) to be held Wednesday, May 8, 2019, at 9 a.m., at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, or at any adjournment or postponement thereof.

The release of the Notice Regarding the Availability of Proxy Materials, the Notice of 2019 Annual Meeting of Shareholders, the Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (collectively, the “Proxy Materials”) is scheduled to begin on March 29, 2019, to shareholders of record as of close of business on March 14, 2019. As of the record date, there were { _ } shares of Company common stock outstanding, and each share is entitled to one vote at the Annual Meeting.

To vote, please follow the instructions in the Notice Regarding the Availability of Proxy Materials or the other Proxy Materials. If you wish to receive a printed copy of the Proxy Materials, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. The Proxy Materials will be mailed within three business days of receipt of your request. Shareholders who previously requested electronic copies will receive them in that format.

Please be sure that your shares are represented at the Annual Meeting by completing and submitting your proxy by telephone, online or by requesting and returning a completed paper proxy card. Please see the Additional Voting Information section of this Proxy Statement for more information on how to vote.

Voting Item 1 – Election of Four Class C Directors to Three-Year Terms

Summary and Board Recommendation:

The Board of Directors is divided into three classes (A, B and C), with one class to be elected at each Annual Meeting of Shareholders for a term of three years. There are four Class A Directors, four Class B Directors, and four Class C Directors.

Item 1 at the Annual Meeting is the election of four Class C Directors to three-year terms expiring at the 2022 Annual Meeting of Shareholders and/or until their successors are elected and qualified. The Board has nominated for election Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy and Colin L. Read.

All four nominees were unanimously recommended by the Governance Committee to the Board, have been determined to be qualified, and have consented to serve if elected.

There are no arrangements or understandings between any Director or Director nominee and any other persons pursuant to which he or she was selected as a Director or nominee. None of the Directors are party to any agreement or arrangement that would require disclosure pursuant to Listing Rule 5250(b)(3) for NASDAQ®, where the Company’s common stock is listed.

The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected. Under applicable law and the Company’s Bylaws, Directors are elected by a plurality of the shares voted at the Annual Meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see the Additional Voting Information section.

•	Vote Recommendation: Your Board recommends you vote “For” each of its four nominees:
Tenée R. Casaccio, Gary C. Dake, Thomas L. Hoy and Colin L. Read.

Director Nomination Process:

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Directors, including incumbents. Director nominees are selected based upon the following criteria:

•	Individual Strengths: The candidate’s knowledge, skill, experience and expertise

•	Board Composition: The objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint and gender

•	Succession Planning: Balance among age groups from those who are in mid-career to those nearing or recently entered into retirement

Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the candidate has demonstrated notable leadership and accomplishment in business, higher education, politics and/or cultural endeavors. The Governance Committee further assesses a candidate’s understanding of the regulatory and policy environment in which the Company does business and his or her interest in the communities served by the Company. Other factors considered by the Governance Committee include a candidate’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, his or her service record will be an important factor in evaluating the desirability of his or her continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

To identify new candidates for Director, the Governance Committee will employ its own search protocols, seek suggestions from Management and consider any Director nominee proposals it properly receives from shareholders. The same screening process is applied to all suggested candidates, regardless of the source. The Board will give substantial weight to the recommendations of the Governance Committee in selecting Director nominees for election and in filling Director vacancies. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how shareholders may participate in the Director nomination process, see “Shareholder Submissions of Director Nominees for the 2020 Annual Meeting” in the Additional Shareholder Information section.

Nominee and Continuing Director Biographies:

We have prepared the following biographies to provide shareholders with detailed information about each Director, including his or her areas of strength. No specific minimum qualification standards have been established.

t Class C Nominees (terms expiring in 2022, if elected)

•
Tenée R. Casaccio, AIA, age 53, has been a Director of the Company since December 2013 and the lead subsidiary bank Glens Falls National Bank and Trust Company ("GFNB") since 2010. Ms. Casaccio has served as President of JMZ Architects and Planners, PC, a New York State-certified Women-Owned Business in Glens Falls, since 2009. She earned a Bachelor of Architecture from Virginia Tech and holds licenses to practice architecture in New York and several other states. Ms. Casaccio has been with JMZ Architects since 1993. She has significant executive experience and a strong understanding of the New York State business climate.

•
Gary C. Dake, age 58, has been a Director of the Company since 2003 and a Director of the Company’s subsidiary bank, Saratoga National Bank and Trust Company (“SNB”) since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately owned, vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a bachelor’s degree from St. Lawrence University. He has experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and broad understanding of the many communities the Company serves.

•
Thomas L. Hoy, age 70, has been a Director of the Company since 1996, Chairman of the Board since 2004, a Director of GFNB since 1994, and Chairman of the Board of GFNB since 2004. He was President of the Company from 1996 to 2012, and CEO from 1997 until his retirement at the end of 2012. In addition, Mr. Hoy was President of GFNB from 1995 to 2011. Mr. Hoy’s more than four-decade career with our organization started in 1974 as a management trainee and included various roles in GFNB’s Trust and Investment Division. He serves on the Federal Home Loan Bank of New York Board of Directors, a role he has held since 2011. Mr. Hoy holds a bachelor’s degree from Cornell University. His expertise in the banking, investment and financial services industries – both generally and as our former President and CEO of the Company – is of great value to the Company.

•
Colin L. Read, PhD, age 59, has been a Director of the Company since 2013 and a Director of GFNB since 2010. Dr. Read teaches banking and finance as a tenured full professor in the State University of New York system. He was elected Mayor of Plattsburgh, NY in 2016, after three years of service on the Clinton County Legislature. He is a published author, with various contributions to print, online and television media, as well as 12 books on global finance. Dr. Read has a PhD in economics from Queen’s University, an MBA from the University of Alaska, a law degree from the University of Connecticut, and a master’s degree in Taxation from the University of Tulsa. His expertise in economics and understanding of the Plattsburgh area are key strengths.

t Continuing Class B Directors (terms expiring in 2021)

•
Michael B. Clarke, age 72, has been a Director of the Company and GFNB since 2006. He previously served as a Director of the Company and GFNB from the late 1980s until 1999, before temporarily relocating out of the area. Mr. Clarke has experience in the cement manufacturing industry. He served as President of Glens Falls Cement Company from 1985 to 1999, President and CEO of Lone Star Industries in Indiana from 1999 to 2004, and President of the Midwest Division of Buzzi Unicem, USA, from 2004 to 2005. Mr. Clarke has a bachelor’s degree from McGill University and an MBA from Harvard University. In addition to his executive experience at manufacturing companies, Mr. Clarke has a finance background and a longstanding historical knowledge of the Company.

•
David G. Kruczlnicki, age 66, has been a Director of the Company since 1989 and a Director of SNB since 2015. He previously served 26 years as a Director of GFNB. Mr. Kruczlnicki is President of a consulting firm that advises nonprofits on business planning, and he teaches at Siena College and Clarkson University Graduate School. He was President and CEO of Glens Falls Hospital, a large regional medical center, from 1989 until his retirement in 2013. Mr. Kruczlnicki received a bachelor’s degree from Siena College and a master’s degree from Rensselaer Polytechnic Institute. He also served on the boards of directors of several affiliates of Glens Falls Hospital, numerous other health-related organizations, and Pruyn & Company, a local, privately owned paper company. As a former health care executive, Mr. Kruczlnicki has significant experience overseeing finance and human resources as well as directorship experience with numerous private and regional organizations.

•
Thomas J. Murphy, age 60, has been a Director of the Company since 2012 and a Director of GFNB since 2011. He has been CEO of the Company and GFNB since 2013. In 2012, he became President of the Company, following his appointment as President of GFNB in 2011, and continues to serve in those positions. Mr. Murphy joined GFNB in 2004 as Manager of the Personal Trust Department after 16 years as a founding partner in CMJ, LLP, a Glens Falls certified public accounting firm. He served in a variety of banking, trust and corporate capacities prior to leading the Company and GFNB. Mr. Murphy holds a bachelor’s degree in Business Administration from Siena College. He held a CPA license for over 30 years and combines his expert knowledge of accounting with more than 10 years of experience in various management positions with the Company and its subsidiaries to provide valuable leadership and expertise.

•
Raymond F. O’Conor, age 63, became a Director of the Company on January 1, 2017; he has been a Director of SNB since 1996 and Chairman of the SNB Board of Directors since 2001. He was a Senior Vice President of the Company from 2009 until his retirement in 2012 and also served as President and CEO of SNB from 1995 until his retirement at the end of 2012. Mr. O’Conor is a published author and CEO of Saratoga County Capital Resource Corporation, a community development agency. He has an extensive knowledge of community banking, and more specifically, the Company, as a former member of the executive management team.

t Continuing Class A Directors (terms expiring in 2020)

•
Mark L. Behan, age 58, became a Director of the Company on January 1, 2017; he has been a Director of GFNB since 2015. Mr. Behan is the President of Behan Communications, Inc., a public affairs and strategic communications firm with offices in Albany and Glens Falls, which was founded by him in 1988. He has a bachelor's degree from Colgate University. Mr. Behan brings public affairs, public relations, communications and government relations expertise to the Board.

•
Elizabeth A. Miller, age 65, became a Director of the Company on January 1, 2017; she has been a Director of GFNB since 2015. Ms. Miller has been President and CEO of Miller Mechanical Services, Inc., in Glens Falls since 2007 and Chair of Doty Machine Works in Fort Edward since 2014. She holds bachelor’s and master’s degrees from the College of Saint Rose. Ms. Miller has a strong understanding of the community and its business base, particularly local manufacturing.

•
William L. Owens, Esq., age 70, has been a Director of the Company and GFNB since 2015. Mr. Owens is a former U.S. Congressman who represented New York’s 21st District from 2009 to 2015. Prior to his election to Congress, he was a managing partner at Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC, a Plattsburgh, New York law firm, where he practiced business and tax law for more than 30 years. In 2015, he rejoined the firm as a partner and resumed his role as Managing Partner in 2016. He also serves as Senior Advisor for Dentons (formerly McKenna Long & Aldridge, LLP), an international law firm. Mr. Owens holds a bachelor’s degree from Manhattan College and a law degree from Fordham University. He has a unique understanding of the North Country, specifically the Plattsburgh market, and is a leading authority on U.S.-Canada trade issues.

•	Richard J. Reisman, DMD, age 73, has been a Director of both the Company and GFNB since 1999.
Dr. Reisman is an oral and maxillofacial surgeon and serves as Chair of the Section of Dentistry at Glens Falls Hospital, a regional medical center. Dr. Reisman received a bachelor’s degree from the University of Massachusetts-Amherst and a DMD from Harvard University. He also completed an oral surgery residency at Mt. Sinai Hospital in New York City. Dr. Reisman is a member of the New York State Board for Dentistry. His oral surgery practice in the Glens Falls community and his service at Glens Falls Hospital provide him with both small business acumen and large business organizational experience and expertise.

Director Compensation:

The Compensation Committee makes recommendations to the full Board regarding Director compensation. The Board itself, however, is responsible for determining the compensation payable to Directors for their services. Amounts paid for service on subsidiary bank boards are considered by the Board in its periodic review of total Director compensation.

t Compensation Components
There are three basic components of the compensation paid to Company Directors: basic annual retainer, meeting fees and incentive stock-based compensation. Only non-Management Directors receive compensation for their services as Directors. Management Directors (those persons who are also officers) receive no additional compensation for their services as Directors. Thus, Mr. Murphy, who is both a Director and an Executive Officer of the Company, received no Director compensation in 2018, although he was entitled to reimbursement of any expenses he incurred in connection with his service as a Director.

•	Basic Annual Retainer and Meeting Fees
Each non-Management Director of the Company receives a fixed basic annual retainer fee for serving as a Company Director as well as a fixed basic annual retainer fee for serving as a Director of one of the Company's subsidiary banks. Non-Management Directors also receive fees for attending meetings of the Company’s Board (and its committees) and meetings of a subsidiary bank’s board (and its committees). Moreover, if a non-Management Director serves as a Chair of the Company's Board (or one of its committees) or as Chair of one of the subsidiary banks' boards (or one of its committees), he or she will also receive a supplemental annual retainer fee commensurate with the increased responsibility accompanying such position. Directors who serve on a Company or subsidiary bank committee but do not serve as the Chair thereof do not receive a supplemental annual retainer fee.

A Director’s total annual retainer fee, including any supplemental annual retainer fee for service as a Board or committee chair, is currently paid semi-annually (May and November) in advance of the period to which such payment relates. Directors who are appointed or elected to the Board in the middle of one of these six-month periods receive a pro rata share of the annual retainer fee receivable by those Directors who serve for the entire period. This fee is paid to new Directors at or about the time their service commences.

Under the Arrow Financial Corporation 2013 Directors’ Stock Plan (“2013 Directors’ Stock Plan”), the Board may elect from time to time to pay some or all of the Directors’ fees, including annual retainer and meeting fees, in the form of shares of Company common stock as opposed to cash. Distributions of shares in lieu of cash are made twice annually. The number of shares actually distributable to Directors is calculated based on the market price of the Company’s common stock on the date of distribution. All shares distributed under the 2013 Directors’ Stock Plan in lieu of cash are fully vested and transferable by the recipient Directors on the date of distribution, subject to applicable securities laws and our stock ownership and other guidelines. In 2018, as in prior years, the Board decided to pay a portion of the basic annual retainer fee payable to each non-Management Director for such year in the form of shares of stock under the 2013 Directors’ Stock Plan.

The following table sets forth the dollar value of Directors’ fees paid in cash and/or shares of the Company’s common stock to non-Management Directors in 2018 for their service on the Company’s Board, any subsidiary bank board, and committees thereof. The table shows the basic annual retainer fees, any supplemental annual retainer fees for serving as a Board or committee Chair, and fees for Board and committee meetings attended. All changes were approved by the Board at its meeting in January 2018.

BASIC ANNUAL RETAINER FEES
2018	Company	GFNB	SNB
Basic Annual Retainer (a)	$21,000	$13,500	$11,500
Chair of Board	$9,000	$9,000	$9,000
Chair of Audit Committee	$7,500	N/A	N/A
Chair of Compensation Committee	$5,000	N/A	N/A
Chair of Governance Committee	$5,000	N/A	N/A
Chair of Wealth Management Committee	N/A	$5,000	N/A
MEETING FEES
Board of Directors (b)	$700	$500	$500
Committee of the Board (b)	$550	$400	$400

(a)
In 2018, $10,000 of the basic annual retainer fee for service as a Director of the Company and $5,500 of the basic annual retainer fee for service as a Director of GFNB or SNB were paid in shares of the Company’s common stock.

(b)	Per meeting attended.

With respect to 2019 Director compensation, at its January 2019 meeting, the Board increased the basic annual retainer by $1,000 to a total of $22,000 for the Company and by $2,500 for each of the subsidiary banks to a total of $16,000 and $14,000, respectively, for GFNB and SNB. All other Director fees remain the same for the Board and the Company’s subsidiary banks.

Under the Company’s Directors’ Deferred Compensation Plan, Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees otherwise payable to them in any year to a later date, subject to certain limits set forth in such plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of the deferring Director. The deferred amounts earn interest from time to time at a rate equal to the highest rate being paid on individual retirement accounts by GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2018, no Directors elected to defer fees under the plan.

•	Incentive Stock-Based Compensation
Under the Company’s current long-term incentive plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan (“2013 LTIP”), the Board is authorized, in its discretion and after consultation with the Compensation Committee, to make grants of stock-based incentive awards to non-Management Directors of the Company as additional compensation for their service as Directors. The terms and conditions of awards granted to Directors are established by the Board itself, not by the Compensation Committee. The Board believes the grant of such awards, particularly in the form of stock options for the Company’s common stock, serves an important purpose by further aligning Directors’ interests with those of shareholders, as stock options only provide value to the holder if the Company’s stock price increases.

Historically, the Board has approved annual grants of a fixed number of stock options to non-Management Directors under the 2013 LTIP (and predecessor plans). Such options typically vest ratably over a four-year period, subject to accelerated vesting in the event of a change-in-control of the Company. All Directors’ stock options granted under the 2013 LTIP have a maximum term of 10 years from the date of the grant and are exercisable only while the Director continues to serve in such capacity and, for a short period following termination of service. The Board may elect to accelerate the vesting of options on a case-by-case basis, to extend the period of post-termination exercisability up to the maximum term of the option and has often elected to do so in practice. All options granted to Directors in 2018 will vest ratably over a four-year period, reinforcing the long-term nature of the grant. The exercise price for all stock options granted to Directors in 2018 was the fair market value of the Company’s common stock on the date of grant, i.e., the reported closing price of the stock on such date.

In early 2018, the Board granted to each then current non-Management Director who also was a Director in 2017, a standard annual incentive award for a fixed maximum number of stock options under the 2013 LTIP, subject to downward adjustment in any particular case if the individual Director’s attendance record for meetings of the Company Board and committees during the prior year was less than 100%. Specifically, each eligible non-Management Director received a number of options equal to 1,000, multiplied by the Director’s “meeting attendance ratio” for the prior year, which consists of: (i) the number of meetings of the Company’s Board and its committees on which the Director serves held during the prior year that the Director actually attended, divided by (ii) the total number of such meetings held during the prior year. The number and grant date value of all such options are listed in the “2018 Director Compensation Table” later in this section.

In early 2019, the Board granted to each eligible non-Management Director for their 2018 service a standard annual incentive award of stock options under the 2013 LTIP, generally subject to the usual terms and same maximum amount and downward adjustments, if any, as pertained to the 2018 grants described above.

t Stock Ownership Guidelines
In order to better align the interests of Directors with the interests of our shareholders, the Company has established individual stock ownership guidelines for non-Management Directors. Under these guidelines, each non-Management Director of the Company is expected to achieve, within five years following his or her election or appointment to the Board, and thereafter to maintain as long as he or she serves as a Director, beneficial ownership of a number of shares of the Company’s stock having a market value at least equal to five times the basic annual retainer fee payable from time to time to such Director for serving on the Company’s Board. Under normal circumstances, if and for so long as a non-Management Director does not meet this target level of beneficial ownership, restrictions may be placed on the Director’s ability to sell shares of the Company’s common stock obtained through the exercise of stock option awards previously or subsequently granted to the Director under the 2013 LTIP, predecessor plans or successor plans. The target ownership requirement for each non-Management
Director is measured by the Compensation Committee as of each year-end, using holdings valued as of December 31 of such year. Common shares owned outright (including shares held jointly with a spouse) or held through
Company plans (e.g., the Company’s Automatic Dividend Reinvestment Plan) are currently counted toward the stock ownership requirement. Unexercised stock options do not count toward the stock ownership requirement. The independent members of the Board have the discretion to address and approve exceptions.

The Compensation Committee has determined that, at December 31, 2018, all non-Management Directors who have served on the Company's Board for at least five years have met the stock ownership guidelines. Management Directors are subject to a separate policy; for a description, see “Stock Ownership Guidelines” in the Compensation Discussion and Analysis section.

t 2018 Director Compensation Table
The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiaries to the non-Management Directors of the Company for the fiscal year ended December 31, 2018. Management Directors (who, in 2018, consisted solely of Mr. Murphy) do not receive any compensation for service as Directors of the Company or either of its subsidiary banks. Compensation received in 2018 by Mr. Murphy is reported in the “Summary Compensation Table” within the Executive Compensation section.

Director	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards (b)	Change in Pension Value/ Nonqualified Deferred Compensation Earnings	All Other Compensation	2018 Director Compen- sation Total
Mark L. Behan	$31,900	$15,500	$5,759	—	—	$53,159
Tenée R. Casaccio	$32,050	$15,500	$5,759	—	—	$53,309
Michael B. Clarke	$39,500	$15,500	$5,759	—	—	$60,759
Gary C. Dake	$34,950	$15,500	$5,759	—	—	$56,209
Thomas L. Hoy	$47,200	$15,500	$5,759	—	$36,000 (c)	$104,459
David G. Kruczlnicki	$35,500	$15,500	$5,759	—	$2,888 (d)	$59,647
Elizabeth A. Miller	$32,500	$15,500	$5,759	—	—	$53,759
Raymond F. O'Conor	$37,800	$15,500	$5,759	—	—	$59,059
William L. Owens	$31,950	$15,500	$5,235	—	—	$52,685
Colin L. Read	$33,050	$15,500	$5,759	—	—	$54,309
Richard J. Reisman	$38,833	$15,500	$5,759	—	$5,361 (d)	$65,453

(a)
Represents that portion of each listed Director’s total Directors’ fees that were payable in shares of Company stock, in accordance with the 2013 Directors’ Stock Plan. In 2018, this amount consisted of $10,000 of each Director’s basic annual retainer fee for serving as a Company Director and $5,500 of each Director’s basic annual retainer fee for serving as a Director of one of the Company’s subsidiary banks. For purposes of determining the number of shares of the Company’s common stock distributable to these Directors, the shares are valued at the market price of the Company’s common stock on the date of distribution, in accordance with FASB ASC TOPIC 718. In 2018, these Directors received, as payment of that portion of their basic annual retainer fee regularly payable in such year in shares of Company stock, two distributions of shares: the first on May 30, 2018, at a per share price of $37.95, and the second on November 29, 2018, at a per share price of $35.13. As of December 31, 2018, each non-employee Director held the following aggregate number of shares: Behan 2,154 shares, Casaccio 10,198 shares, Clarke 13,956 shares, Dake 42,980 shares, Hoy 190,248 shares, Kruczlnicki 37,556 shares, Miller 23,628 shares, O'Conor 44,388 shares, Owens 5,623 shares, Read 8,308 shares and Reisman 13,401 shares.

(b)
Stock options granted to Directors are valued in accordance with FASB ASC TOPIC 718. The stock options were granted January 31, 2018, at a per share exercise price of $31.84, the closing price of our common stock on the date of grant as restated for the 3% stock dividend distributed in September 2018. Options vest ratably over a period of four years following the date of grant. As of December 31, 2018, each non-employee Director held the following aggregate number of vested stock options: Behan 0 options, Casaccio 1,647 options, Clarke 2,228 options, Dake 1,369 options, Hoy 33,697 options, Kruczlnicki 0 options, Miller 0 options, O'Conor 0 options, Owens 811 options, Read 2,783 options and Reisman 7,530 options.

(c)	Represents consulting fees earned and paid to Mr. Hoy under his consulting agreement. See “Mr. Hoy’s Consulting Agreement.”

(d)	Represents interest earned by the listed Director during 2018 on the principal balance of the Director’s account under the Directors’ Deferred Compensation Plan.

t Mr. Hoy's Consulting Agreement
Mr. Hoy, a Director of the Company and Chairman of the Board, served for many years as the Company's President and CEO prior to his retirement at the end of 2012. At that time, the Company entered into a three-year consulting agreement with Mr. Hoy, which was renewed for another three-year term on January 1, 2016. The agreement expired by its terms on December 31, 2018. Under the agreement, Mr. Hoy rendered advice and assistance regarding management and operation of the Company, as requested by the CEO or Board. In return, he received $36,000 annually, payable in equal monthly installments. He also received office space, administrative support and equipment as agreed by the parties for the provision of the consulting services. The agreement contains confidentiality and non-competition provisions in favor of the Company. Mr. Hoy has not received any additional stock options from the Company in connection with his post-retirement service to the Company as a consultant. However, all outstanding stock options granted to Mr. Hoy under the Company’s long-term incentive plans before his retirement as CEO continued to vest, to the extent unvested at his retirement, during his post-retirement consultancy. In October 2018, the Compensation Committee extended the exercise period of all vested and unexercised options held by Mr. Hoy to allow for exercise over the maximum 10-year term of such options. The stock options granted to Mr. Hoy under the long-term incentive plan as a non-Management Director (following his retirement as CEO) are not subject to or affected by his continuing service as a consultant to the Company.

Voting Item 2 – Advisory Approval of Our 2018 Executive Compensation ("Say on Pay")

Summary and Board Recommendation:

Item 2 is a proposal to approve on an advisory basis the Company’s 2018 executive compensation (“Say on Pay”), as described in the Compensation Discussion and Analysis section. This vote is not intended to address a specific item of compensation, but rather the overall compensation of the Named Executive Officers (“NEOs”) and the philosophies, policies and practices as described in this Proxy Statement. Say on Pay is an advisory proposal, so the Company is not required to take any action as a result of this vote. However, the Compensation Committee will be asked to review the results of the shareholder vote to determine if any additional action is required, and it will carefully consider the results as part of its regular review and recommendations regarding executive compensation.

The most recent Say on Pay advisory vote taken at the 2018 Annual Meeting of Shareholders was approved by shareholders. Approval of Say on Pay will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•	Vote Recommendation: Your Board recommends you vote “For,” on an advisory basis, the Company’s executive compensation, or Say on Pay.

Say on Pay Details:

The Company believes its executive compensation program is well-designed, appropriately aligns executive pay with Company performance, and attracts, motivates and retains individuals whose interests are aligned with shareholders. Please see the "Compensation Discussion and Analysis" section for more information on compensation decisions and practices. As noted in the "Compensation Discussion and Analysis" section, the Company takes a conservative and consistent approach to its executive compensation program. We believe the program ties executive compensation in an appropriate way to corporate and individual performance in order to drive Company growth and shareholder value. We also believe the compensation programs, in total, use responsible and reasonable methods to motivate, retain and reward the NEOs. This approach helps the Company promote long-term profitability within acceptable risk parameters. The Company's key practices are highlighted below:

•
Say on Pay: Following the frequency of say on pay advisory shareholder vote at the 2018 Annual Meeting of Shareholders, the Board determined its current intention to include an advisory vote, consistent with the 2017 frequency of say on pay advisory shareholder vote, on executive compensation every year in its proxy statement. This will provide annual feedback from shareholders on the Company's pay practices.

•
Employment Agreements: Consistent with shareholder advisory guidance, the Company's executive employment agreements provide for change of control "double trigger" severance benefits upon a termination of employment without cause or by the executive for good reason by applying the applicable multiple of two to three times to the sum of base pay plus target bonus for the relevant year instead of applying the multiple to the executive average annual taxable compensation for the five-year period prior to the change of control.

•	Conservative: Total executive compensation is conservative as compared to industry standards and the Company's peer group.

•
Balanced: The Company's annual bonus plan is a balanced program based on quantitative and qualitative assessment of both the Company’s and the individual executive’s performance. In past years when targeted financial performance was not fully achieved, individually or company-wide, based on either objective or subjective standards, or both, bonuses were materially reduced or not awarded at all, in some cases even if threshold levels of performance were in fact achieved.

•	Annual Review: The annual bonus is based on goals that are reviewed and updated yearly and are set to encourage long-term profitability within accepted conservative risk parameters.

•
Shareholder Aligned: Long-term equity-based incentives, such as stock option awards and restricted stock units ("RSUs"), recognize and encourage an alignment of executives' goals over the long term with those of the shareholders. Awards provide for vesting over a three- to four-year period, which may be incremental or cliff vesting. Stock option awards, even at the highest executive level, are generally modest, and there have been years in which they were not awarded. Exercise prices are determined based on the closing price of the Company’s stock on the day of grant. Stock options only have value if the Company’s stock price increases.

•
No Backdating or Reloading: The 2013 LTIP under which Company stock options are granted does not permit “backdating” or “reloading” of option grants. Downward repricing of our outstanding stock options is not permitted without shareholder approval.

•	Ownership Requirements: NEOs are required to own specific amounts of our stock based on their annual salaries.

•	No Tax Gross-Up: The Company does not have tax gross-up plans for NEOs.

•
No Golden Parachutes: The Company does not have "golden parachutes" for NEOs; the top change-in-control payment is capped consistent with limits in the Internal Revenue Code so as to prevent the triggering of excess parachute taxes on the Company.

Voting Item 3 – Approval of the Amendment to the Company's Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock

Summary and Board Recommendation:

Item 3 is a proposal to approve an amendment to our Certificate of Incorporation. The Board of Directors has unanimously approved, subject to shareholder approval, an amendment to Section 4.1 of our Certificate of Incorporation to increase the total number of authorized shares of common stock from 20,000,000 shares to 30,000,000 shares. Subject to shareholder approval, Section 4.1 of our Certificate of Incorporation will be amended and restated in its entirety as follows:
"4     Number of Shares; Preemptive Rights Denied:
4.1 The aggregate number of shares which the Corporation shall have authority to issue is Thirty-One Million (31,000,000) of which Thirty Million (30,000,000) shares shall be common shares of a par value of One Dollar ($1.00) each, and One Million (1,000,000) shares shall be preferred shares of a par value of One Dollar ($1.00) each. The relative rights, preferences and limitations of such shares are as follows:
4.1.1 Common Shares. Subject to the rights of the preferred shares, established as hereinafter set forth, and except as otherwise provided herein, the common shares shall have all such rights as are expressly provided to such shares herein and by the Business Corporation Law of the State of New York, and as are customarily attendant to such shares.
4.1.2 Preferred Shares. The Board of Directors of the Corporation is hereby expressly authorized to cause the preferred shares to be issued from time to time, in series, by resolution adopted prior to the issue of shares of a particular series, and to fix and determine, in such resolution, the designations, relative rights, preferences and limitations of the shares of each series, including voting, dividend and liquidation rights, and all other matters with respect to such shares as are permissible to be so fixed and determined under the provisions of the Business Corporation Law of the State of New York.”
Vote Recommendation: Your Board recommends you vote “For,” the amendment to the Certificate of Incorporation.
Amendment Details:
As of February 28, 2019, there were [-] shares of common stock outstanding and [-] outstanding options to purchase additional shares of our common stock. Meanwhile, [-] shares are reserved for issuance under the Arrow Financial Corporation 2013 Directors’ Stock Plan, the Arrow Financial Corporation 2013 Long Term Incentive Plan, the Arrow Financial Corporation 2011 Employee Stock Purchase Plan and the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (collectively, the “Arrow Equity Plans”).
After accounting for these items, only [-] unallocated shares of common stock remain available for future issuance. The Board of Directors believes it is in the best interests of the Company and its shareholders to increase the number of shares of the Company’s authorized common stock. No changes are being requested to the Company’s authorized Preferred Stock. As of February 28, 2019, no shares of Preferred Stock were outstanding.

The additional authorized shares of common stock will provide the Company and our Board of Directors with the flexibility to issue common stock for a variety of purposes in the future. These purposes could include, among other things, to pay our common stock dividends, to provide equity compensation and incentives to employees and directors, to acquire other companies or purchase assets consistent with a disciplined acquisition strategy, to raise additional capital and for other bona fide corporate purposes. Other than shares reserved for issuance under the Arrow Equity Plans, and common stock dividends expected to be consistent with our past practices, we have no written or other plans, proposals, arrangements, agreements or understandings to issue any shares of common stock at this time.
The additional shares of common stock will be available for issuance without further action by our shareholders unless such action is required by applicable law or by the rules of any applicable stock exchange. Under our Certificate of Incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of common stock. Thus, should our Board of Directors elect to issue additional shares of common stock, our existing shareholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these shareholders. The issuance of additional shares of common stock could also have a dilutive effect on our earnings per share.
Any additional authorized shares of common stock will be identical to the shares of common stock now authorized and outstanding. The proposed increase in the number of shares of common stock will not change the number of shares of stock outstanding, have any immediate dilutive effect or change the rights of current holders of our common stock. However, the increase in the number of shares of common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to effect a change in the composition of our Board of Directors or contemplates a tender offer or other transaction involving the combination of the Company with another company, it may be possible for us to impede the attempt by issuing additional shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. By potentially discouraging initiation of any such unsolicited takeover attempt, our Certificate of Incorporation may limit the opportunity for our shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The increase in the number of shares of common stock may also have the effect of permitting members of our current management, including our Board of Directors, to retain their positions indefinitely and place them in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of our business. However, we have not proposed the increase in the number of authorized shares of common stock with the intention of using the additional authorized shares for anti-takeover purposes or the entrenchment of management.
If approved by our shareholders, the proposed amendment to our Certificate of Incorporation would become effective upon filing with the Secretary of State of New York. We anticipate that this filing would be made as promptly as reasonably practicable following our Annual Meeting.

Voting Item 4 – Ratification of the Selection of KPMG LLP as Our Independent Auditor for 2019

Summary and Board Recommendation:

The Audit Committee of the Board has selected the independent registered public accounting firm, KPMG LLP ("KPMG"), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. The selection process included a thorough review of KPMG’s performance in prior years, the quality and expertise of the KPMG management team, its understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged, and its familiarity with the Company’s internal controls and accounting policies and practices.

Although Company Bylaws do not require the selection of the independent registered public accounting firm be submitted to shareholders for approval, the Board believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote, but they may take it into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of KPMG will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal.

•
Vote Recommendation: Your Board recommends you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent auditor of the Company for the fiscal year ending December 31, 2019.

Independent Registered Public Accounting Firm Fees:

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2018 and 2017, by the Company’s independent registered public accounting firm, KPMG. The tax fees in this table represent fees paid to KPMG for the specified year for tax preparation and consulting services.

Categories of Service	2018 (a)	2017
Audit Fees	—	$437,000
Audit-Related Fees	—	—
Tax Fees	—	$85,600
All Other Fees	—	—
Total Fees	—	$522,600

(a) Data to be completed at the time of filing the definitive statement.

Audit Committee Report

Each member of the Audit Committee qualifies as independent under both the NASDAQ® standards for independent directors and the more rigorous Securities and Exchange Commission (“SEC”) standards for independent Audit Committee members. For more detail, see the Corporate Governance section. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and the Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which has been adopted by the Board and is reviewed annually by the Committee. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com/corporate/governance.

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The Company’s independent registered public accounting firm, KPMG, has the responsibility for auditing these consolidated financial statements. KPMG reports directly to the Audit Committee, and they meet on a regular basis. The Audit Committee has reviewed and discussed with Management and KPMG the Company’s audited consolidated financial statements as of and for the year ended December 31, 2018. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, and has discussed with KPMG the matters required to be discussed by professional standards. Based on this review and discussion, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company and its subsidiaries, and Management’s assertion on the design and effectiveness of internal control over financial reporting of the Company and its subsidiaries, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2019 and the scope of its work. The Audit Committee has also discussed with KPMG the firm’s assessment of the Company’s internal controls and the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 1301, “Communications with Audit Committees.” The Audit Committee has received and discussed the written disclosures and the letter from KPMG required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee has discussed with KPMG the firm’s independence and determined that the non-audit services provided to the Company by KPMG are compatible with its independence.

Michael B. Clarke, Chair
David G. Kruczlnicki     Colin L. Read
Elizabeth A. Miller Richard J. Reisman

Corporate Governance

The Board’s Corporate Governance Guidelines provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company is managed under the direction and oversight of the Board. The Board appoints the CEO, who is responsible for the day-to-day operation of the Company. The Board’s primary responsibilities, thereafter, are to oversee management and to exercise its business judgment to act in what it reasonably believes to be the best interests of the Company and its shareholders.

At least once each year, the Board will review the Company’s long-term strategic plans and future key issues. The Board may elect a Lead Director from the independent Directors of the Company to serve as a liaison between the Board Chair and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees for Director and the composition of the Board as a whole. This assessment will include whether individual Directors or nominees qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills and experience of the Directors as a group in the context of the needs of the Board. A majority of Directors must meet the criteria for general Board independence as required and defined by NASDAQ®. Directors generally must satisfy certain other applicable laws, rules and regulations.

The Board’s membership is divided into three classes, equal in number. One class is elected each year by the Company’s shareholders to a term of three years. The Governance Committee identifies and recommends to the full Board suitable candidates for nomination for Director, including, when appropriate, incumbent Directors. In making its recommendations, the Governance Committee will consider any proposals it properly receives from shareholders for Director nominees. Shareholders may propose a Director candidate for consideration by the Governance Committee by following the rules described below under the heading “Shareholder Submissions of Director Nominees for the 2020 Annual Meeting” in the Additional Shareholder Information section. The Governance Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. When evaluating incumbent Directors who are nominated for reelection, the Governance Committee considers, in addition to past performance, each such Director’s attendance record for meetings of the Company’s Board, its subsidiary banks’ boards and committees on which the Director serves, as applicable. See “Director Nomination Process” in the Voting Item 1 – Election of Directors section for a discussion of additional criteria considered in the selection of Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the boardroom, they may also result in the loss of knowledgeable and experienced Directors, whose insights into the Company and its operations typically expand and deepen over time. When evaluating whether incumbent Directors should be renominated, the Governance Committee will consider, in addition to the incumbent’s prior performance on the Board, the same general qualities and attributes, such as suitability, character, general experience and background that it applies to new candidates for Director. Additionally, the Company’s Bylaws provide that Directors will retire from the Board at the first Annual Meeting of Shareholders held on or after they attain the age of 75.

Board Leadership Structure:

Currently, the Board leadership structure separates the roles of Chairman and CEO. Mr. Hoy, the Company's retired CEO, serves as Chairman due to his longstanding experience with the Company, along with his strong leadership capability and banking expertise. Mr. Murphy, the Company's President and CEO, is the only member of the Board who is also an employee of the Company. The Board continues to believe this structure is in the best interest of the Company.

The Company has a Board comprised largely of Directors who qualify as “independent” under the NASDAQ® general independence guidelines. Under the Corporate Governance Guidelines, independent Directors, acting as a group, periodically appoint one of their own to serve as Lead Director. The Lead Director chairs the Board’s Executive Sessions, discussed further in “Board Committees” later in this section. The Lead Director also serves as a liaison between the Chair and the independent Directors. Director Owens began serving as Lead Director at the 2017 Annual Meeting. We believe that oversight by the Lead Director, combined with the Company’s overall corporate governance structure, policies and practices as outlined earlier, maximizes the effectiveness of Board leadership. The Governance Committee and the independent Directors will continue to evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning to ensure that it remains best suited for the Company and shareholders.

Board Committees:
The Board has three standing committees whose membership and responsibilities must meet certain NASDAQ® and SEC requirements. These standing committees are the Audit, Compensation and Governance Committees (collectively, the “Committees”). The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate, the membership of which may include one or more Directors, as well as non-Directors. One such additional committee that the Board has established is the Executive Committee, which is described later in this section.

t Committee Membership
The Governance Committee regularly reviews committee membership and makes recommendations for changes on an annual basis, with consideration given to the qualifications and preferences of individual Directors and the specific requirements, if any, of NASDAQ® and the SEC for service on such Committees. The Board gives consideration to rotating committee members periodically, to the extent feasible under applicable laws and regulations governing the membership requirements of the Committees, but the Board does not believe rotation should be mandated as policy, nor that service by a Director on a committee should be subject to term limits. All members of the three standing Committees are independent Directors, as defined (and generally required) under applicable law, rules and regulations (see “Director Independence” later in this section for more detail). A table showing the current members of each of the standing Committees follows:

Director	Audit Committee	Compensation Committee	Governance Committee
Mark L. Behan		X
Tenée R. Casaccio			X
Michael B. Clarke	Chair	X
Gary C. Dake		X	Chair
David G. Kruczlnicki	X	Chair
Elizabeth A. Miller	X		X
William L. Owens		X	X
Colin L. Read	X		X
Richard J. Reisman	X

Each of the three standing Committees has its own charter that sets forth the purposes, goals and responsibilities of the committee, as well as the qualifications for membership, procedures for appointing members, structure and operations, and policies for Board oversight of the committee. Each has the power to hire, at the Company’s expense, independent accounting, compensation, financial, legal or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

t Committee Descriptions

A description of each of the three standing Committees, as well as the Executive Committee, follows:

•
Audit Committee: Mr. Clarke is Chair of the Audit Committee; he has served in this role since 2008. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year; monitor the independence and performance of the Company’s independent auditors and internal Audit Department; monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding accounting, financial and legal compliance; and provide a means of communication among the independent auditors, Management, the internal Audit Department and the Board. The Audit Committee also reviews business or financial transactions between the Company and Company insiders and their related parties, such as any transactions with an individual Director or business entity in which the Director has a controlling or material interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor. The Audit Committee met four times in 2018, and all then-serving members attended each of these committee meetings. For additional information, see the Audit Committee Report section.

•
Compensation Committee: Mr. Kruczlnicki is Chair of the Compensation Committee; he has served in this role since 2013. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering the Company's Executive Officers, including the CEO, subject to full Board approval, where appropriate. The Compensation Committee also periodically reviews the compensation of the Board and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Company’s Board, the boards of its subsidiary banks, and committees thereof. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees. The Compensation Committee met two times in 2018, all then serving members attended these meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see the Compensation Discussion and Analysis section.

•
Governance Committee: Mr. Dake is the Chair of the Governance Committee; he has served in this role since 2017. The Governance Committee is specifically charged with establishing procedures with respect to the Director nomination process; reviewing and considering Director nominees, including incumbent nominees, and making recommendations to the Board regarding nominees; reviewing and recommending practices and policies concerning corporate governance; reviewing annually and reporting to the Board regarding the independence of Company Directors and satisfaction by the Board and committee members of applicable requirements or qualifications; reviewing annually and reporting to the Board regarding the performance of the Board; reviewing periodically and making recommendations regarding Company codes of conduct and ethics policies for Directors, Executive Officers and employees and with respect to the Company's committee charters; and reviewing Director training initiatives. The Governance Committee met three times in 2018, and all then-serving members attended each of these meetings.

•
Executive Committee: The main purpose of the Executive Committee is to act on matters that may require immediate attention at a time when it is impractical or inconvenient to convene the entire Board. The Executive Committee has the full authority of the Board, subject to certain restrictions established by law or the Company’s governing documents. For example, the committee is not authorized pursuant to the Bylaws to make submissions to shareholders requiring shareholder approval, fill vacancies on the Board or any of its committees, fix compensation of the Board, make changes to the Bylaws, or repeal any prior resolution of the Board. Because the Board believes proper governance involves the entire Board in the Company’s decision-making process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is currently comprised of the Board Chair, Chairs of the three Board Committees, and the Chair of the GFNB/SNB Joint Wealth Management Committee, who is also a Director of the Company. In 2018, the Executive Committee did not hold any meetings since all matters were able to be addressed during meetings of the full Board and/or its standing committees.

t Executive Session
In addition to regular Board and committee meetings, Directors meeting the general independence test under NASDAQ® meet on occasion in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current or former members of Management are in attendance during these sessions, which are chaired by the Lead Director. Generally, the Lead Director will poll independent Directors prior to or in connection with each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held. Due to the informality and expectation of confidentiality that characterize Executive Sessions, typically no binding corporate decisions or actions are taken nor official records maintained for them. The independent Directors held one Executive Session in July 2018.

t Attendance
In 2018, the Board had four regularly scheduled meetings, one special Board meeting and 11 separate committee meetings. There was 100% attendance at all Board meetings, and all then-current Board members met the requirements of Item 402(b) of the SEC’s Regulation S-K by attending more than 75% of the meetings to which they were invited. Seven of the 12 then-current Directors attended the 2018 Annual Meeting of Shareholders.

t Code of Ethics
The Governance Committee has adopted a Business Code of Ethics which applies to all Directors, officers and employees of both the Company and its subsidiary banks. The Business Code of Ethics addresses a wide range of issues and is intended to satisfy the requirements for a code of conduct set forth in the listing standards issued by NASDAQ®. Additionally, the Governance Committee has adopted a Financial Code of Ethics which applies to the Company’s CEO, CFO, principal accounting officer, controller and any other officers who perform similar functions. The Financial Code of Ethics complies with the SEC’s requirements for a code of conduct established under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the SEC thereunder.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as copies of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available at www.arrowfinancial.com on the “Corporate Governance” page. The Company intends to post on that page any substantive amendment to, or waiver granted from, the Financial Code of Ethics or Business Code of Ethics that relates to any element of such code enumerated in Item 406(b) of Regulation S-K within four business days of such amendment or waiver.

Director Independence:

Under applicable law and regulation, it is the responsibility of the Board to review and make a determination regarding the independence and qualifications of each member, as well as additional review and determination for members of certain committees.

Under the NASDAQ® listing standards, a majority of the members of the full Board must meet a general independence requirement. The Board has determined that the following Company Directors currently meet this requirement: Behan, Casaccio, Clarke, Dake, Hoy, Kruczlnicki, Miller, O'Conor, Owens, Read and Reisman. Mr. Murphy is not independent due to his position as the Company President and CEO.

In making its independence determinations for individual Directors, the Board considers transactions and relationships between (i) the Company and its subsidiaries, and (ii) the Director and/or his or her immediate family or any businesses he or she controls. The Board considers the objective tests for Director independence set forth in the NASDAQ® listing standards and other regulatory guidelines for such transactions and relationships, as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if such relationships do not exceed the specific dollar threshold that would disqualify them under applicable regulatory guidelines. In its review of Director independence at year-end 2018, the Board considered the following 2018 transactions between the Company and the following individual Directors:

•
Ms. Casaccio is President and part-owner of JMZ Architects and Planners, PC ("JMZ"), an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project continued in 2017 and 2018. Payments to JMZ totaled approximately $254,450 for 2018. The Board has determined these minimal payments were well below the objective limits for general Director independence set forth in the NASDAQ® listing standards and that the Company’s relationship with JMZ and Ms. Casaccio did not compromise her independence. See “Related Party Transactions” later in this section for further information on these business transactions.

•
Mr. Dake is President of Stewart’s Shops Corporation ("Stewart's"), a large, private company that owns and operates a regional chain of convenience stores. During 2018, Arrow Financial Corporation's subsidiary banks made approximately $231,000 in payments to Stewart’s for rent and incidentals for leased space at market rates and other immaterial purchases. This amount is less than 0.014% of Stewart’s annual gross revenue, which exceeds $1.6 billion. The Board has determined that the Company’s payments were below the objective limits for general Director independence set forth in the NASDAQ® listing standards and that the Company’s relationship with Stewart’s and Mr. Dake did not compromise his independence. See “Related Party Transactions” later in this section for further information on these business transactions.

•
Mr. Owens is Managing Partner at the law firm of Stafford, Owens, Piller, Murnane, Kelleher & Trombley, PLLC (“Stafford Owens”). During 2018, the Company’s subsidiary bank GFNB made $10,812 in payments to Stafford Owens for legal services rendered by the firm to or on behalf of GFNB. Additionally, Stafford Owens received approximately $2,950 in total payments from certain GFNB loan customers in connection with its representation of GFNB at loan closings. The Board determined that the total payments received by Stafford Owens from all sources in connection with the firm's representation of GFNB in 2018 were well below the objective limits for general Director independence set forth in the NASDAQ® listing standards and the relationship did not compromise Mr. Owen's independence.

•
Mr. Read was elected Mayor of the City of Plattsburgh ("City") effective January 1, 2017. GFNB purchased three municipal bonds from the City in 2009 and four in 2017 as part of its regular portfolio transactions. As of December 31, 2018, there was $4,500,000 in outstanding principal under these bonds, which was equal to the maximum principal outstanding balance during 2018. Considering that GFNB was operating consistent with its historical practice in managing its investment portfolio and that the bonds were issued on market terms and are not in default, the Board has determined these bond holdings by GFNB did not compromise Mr. Read’s independence under the rules set forth in the NASDAQ® listing standards. Additionally, in December 2018, GFNB sold its branch located at 25 Margaret Street, Plattsburgh, to the City of Plattsburgh for approximately $500,000 in order to relocate the branch within the downtown district to a newer, more visible and accessible location. Because Mr. Read did not have any personal financial interest in the transaction, and because it was undertaken at arm’s length in exchange for fair value, the Board has determined that the transaction did not compromise Mr. Read’s independence under the rules set forth in the NASDAQ® listing standards. See “Related Party Transactions” later in this section for further information on these business transactions.

There were no “Compensation Committee interlocks,” as defined under the SEC rules, in existence during fiscal year 2018. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee is party to any related party transactions with the Company requiring disclosure by us hereunder except Director Dake (see “Related Party Transactions” later in this section).

In addition to meeting NASDAQ® general independence standards applicable to Directors, the Directors who serve on the Audit and/or Compensation Committees must meet certain additional independence or regulatory requirements, some of which may be more rigorous than the general standards. The Board has determined that Directors Clarke, Kruczlnicki, Miller, Read and Reisman, who constitute the Audit Committee, all meet the SEC’s more stringent independence requirements for Audit Committee members. The Board has also determined that Directors Clarke, Kruczlnicki and Read each qualify as an “Audit Committee Financial Expert,” as defined by the SEC rules (not all Audit Committee members need to be financial experts). Further, the Board has determined that Directors Behan, Clarke, Dake, Kruczlnicki and Owens, who constitute the Compensation Committee, all meet the independence requirements of NASDAQ® and the SEC for Compensation Committee members.

Related Party Transactions:

Under the Company’s Statement of Policy with respect to Related Party Transactions, the Audit Committee or the Board itself must approve certain transactions or relationships between the Company and its “related parties,” including Directors and Executive Officers, as well as their immediate family members and controlled companies, if such transactions or relationships in any year will involve an aggregate dollar amount of goods, services or payments in excess of $120,000. Loans from the Company's subsidiary banks to Directors and Executive Officers, their families and controlled businesses, and other related parties, are generally exempt from the above described preapproval policy, as most such loans are subject to Board preapproval under a separate federal banking law, Regulation O.

t 2018 Transactions with Related Parties
During 2018, several Directors and Executive Officers and/or their related parties had outstanding loans from one or both of the Company's subsidiary banks in amounts of $120,000 or more. All such loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions, and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2018, none of these loans were classified by the Company as a non-accrual, past due, restructured or potential problem loan.

A summary of the transactions in 2018 between the Company and a related party that involved an aggregate dollar amount in excess of $120,000 follows.

Under multi-year lease agreements between the Company’s subsidiary banks and Stewart’s, a private company that owns and operates a regional chain of convenience stores, the banks operate five bank offices (three GFNB and two SNB) in premises owned by Stewart’s in which Stewart’s convenience stores are also located. Director Dake is the President of Stewart’s. The Company paid rent and incidental expenses to Stewart’s under these leases in the total amount of approximately $231,600 during 2018. This amount is less than 0.014% of Stewart's annual gross revenue, which exceeds $1.6 billion. One GFNB lease has an original duration of 20 years, expiring in 2019, with a renewal option for two additional 10-year terms. A second GFNB lease has an original duration of 10 years, expiring in 2020, with a renewal option for three additional five-year terms. The third GFNB lease has an original duration of 10 years, expiring in 2023, with a renewal option for three additional five-year terms. One of the SNB leases has a duration of three years, expiring in 2019, with a renewal option for two additional three-year terms. The other SNB lease has a duration of six months, expiring in June 2019, with a renewal option for three additional one-year terms. These five bank offices are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable from the Company’s perspective than could be obtained by it from a non-related party for comparable premises in an arms-length transaction.

Director Read was elected Mayor of the City of Plattsburgh effective January 1, 2017. GFNB purchased three municipal bonds from the City in 2009 and four in 2017 as part of its regular portfolio transactions. As of December 31, 2018, there was $4,500,000 in outstanding principal, which was equal to the maximum principal outstanding during 2018. During 2018, under these bonds and consistent with the bond terms, the City paid aggregate interest to both GFNB and SNB in the aggregate amount of $140,715. Interest rates for the bonds are 2.25%, 2.375%, 3%, 4%, and two at 4.25%. The City paid a principal amount of $225,000 on one issue during 2018. Additionally, in December 2018, GFNB sold its branch located at 25 Margaret Street, Plattsburgh, to the City of Plattsburgh for approximately $500,000 in order to relocate the branch less than one mile away within the downtown district. The terms of the sale were no less favorable from GFNB’s perspective than could be obtained by it from a non-related party in an arms-length transaction.

Director Casaccio is President and part-owner of JMZ, an architectural firm located in Glens Falls, New York. In 2016, GFNB engaged JMZ to provide architectural, design and space utilization services for the four buildings located in downtown Glens Falls that represent GFNB’s main campus. The project continued in 2017 and 2018. In 2018, payments to JMZ totaled approximately $254,450. The amount paid to JMZ by GFNB was less than 5% of JMZ’s annual gross revenue for the year.  The terms of the engagement from GFNB’s perspective were on no less favorable than terms the Company could have obtained from a non-related party for comparable services in an arms-length transaction.

Board Risk Oversight:

The Board has responsibility for the oversight of risk management within the Company. The Board and its Committees regularly discuss and review with Management the areas of material risk exposure, the potential impact of such risks on the Company, the steps taken to monitor Company exposure to these risks and the controls adopted to mitigate such risk exposure. The Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

•
Audit Committee: Reviews financial risk exposures by monitoring the independence and performance of the Company’s internal and external auditors, and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

•
Compensation Committee: Reviews all aspects of the compensation paid to Executive Officers, Directors and employees in general. The committee assesses the ways, if any, in which any aspect of its executive compensation program may, as an unintended consequence, incentivize action or activities that expose the Company to inappropriate risks.

•
Governance Committee: Focuses on the management of risks associated with Board organization, membership and structure, through its nomination process and Director independence assessment, its review of the organizational and governance structure of the Company, and its periodic review of Board practices and policies concerning corporate governance and the Board’s performance.

In addition to these Board Committees, the Company has an Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long-term value of the Company. The ERM Committee uses a Board-approved program that is applied both strategically and tactically, and is designed to identify, and manage on a holistic basis, potential and actual risks that may affect the Company. It is based on principles in the "Enterprise Risk Management – Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and other regulatory guidance. The Board receives periodic reports from the ERM Committee, which is chaired by the Chief Risk Officer and includes senior and other designated managers as appropriate. The Chief Risk Officer’s primary function is to oversee risk management as well as regulatory and compliance requirements. The Chief Risk Officer reports directly to the Company President and CEO.

Shareholder Communications with the Board of Directors:

Any shareholder communication that is sent generally to the Company or the Board is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any such shareholder communication that is directed to an individual Director, Directors or a committee of the Board will be forwarded by the Corporate Secretary to such Director(s) or committee. The Corporate Secretary will retain and make available all such communications for review by the appropriate parties and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to the Board, to an individual Director or Directors, or to a particular committee of the Board by sending or directing such communication either by email to corporatesecretary@arrowbank.com or in writing to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801. If a shareholder intends such communication to be delivered to an individual Director, specific Directors, or particular committee of the Board, we request that this information be prominently displayed at the beginning of the communication.

Named Executive Officers

The Company's Named Executive Officers for 2018 were Thomas J. Murphy, President and CEO; Edward J. Campanella, Senior Vice President, Treasurer and CFO; David S. DeMarco, Senior Vice President and Chief Banking Officer; David D. Kaiser, Senior Vice President; and Andrew J. Wise, Senior Vice President and Chief Operating Officer.

Stock Ownership Information

Directors and Executive Officers:

The following table sets forth the beneficial ownership of the Company’s common stock, as defined under SEC rules, as of March 14, 2019, the record date for the 2019 Annual Meeting, for each Director, Director nominee and NEO of the Company, as well as for all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock for which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the record date through the exercise of any option, restricted stock unit, warrant or right. There were { _ } shares of the Company's common stock outstanding as of that date.

[For illustrative purposes, the following table shows the stock ownership as of December 31, 2018 and will be updated to the record date prior to filing of the definitive proxy statement.]

Name	Number of Shares Owned (a)		Options Exercisable Within 60 Days	Total Beneficial Ownership of Company Common Stock	Percent of Shares Outstanding (b)
Mark L. Behan	2,154		257	2,411	*
Edward J. Campanella	17		515	532	*
Tenée R. Casaccio	10,198		2,721	12,919	*
Michael B. Clarke	13,956	(c)	3,302	17,258	*
Gary C. Dake	42,980		2,443	45,423	*
David S. DeMarco	25,991		19,296	45,287	*
Thomas L. Hoy	190,248	(d)	34,771	225,019	{ _ }
David D. Kaiser	12,069		22,808	34,877	*
David G. Kruczlnicki	37,556		1,074	38,630	*
Elizabeth A. Miller	23,628	(e)	257	23,885	*
Thomas J. Murphy	48,255		13,398	61,653	*
Raymond F. O’Conor	44,388		257	44,645	*
William L. Owens	5,623		1,583	7,206	*
Colin L. Read	8,308		3,857	12,165	*
Richard J. Reisman	13,401	(f)	8,604	22,005	*
Andrew J. Wise	261		908	1,169	*
Total Shares of Directors and Executive Officers as a Group (16 people)	479,033		116,051	595,084	{ _ }

(a)	The Company has rounded partial share holdings for purposes of the table data.

(b)	The use of an asterisk (“*”) denotes a percentage ownership of less than 1%.

(c)	Includes { _ } shares held directly by Mr. Clarke’s wife in a revocable trust.

(d)	Includes { _ } shares held directly by Mr. Hoy’s wife and { _ } shares held by Mr. Hoy’s wife in an individual retirement account.

(e)	Includes { _ } shares held in the Miller Family Partnership, L.P.

(f)	Includes { _ } shares held indirectly by Dr. Reisman through his wife's estate.

5% Shareholders:

The following table sets forth the beneficial ownership of the Company’s common stock as of March 14, 2019, the record date for the 2019 Annual Meeting, by the one holder known by us to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock on such date. Beneficial ownership includes all shares of common stock for which the person or entity has sole or shared voting power or investment power.

Name	Shares Owned		Percent
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,053,507	(a)	{ _ }	(b)

(a)
The listed number of shares of the Company’s common stock by BlackRock, Inc. ("BlackRock") is based solely upon a Schedule 13G, Amendment No. 9 filed by BlackRock on February 4, 2019 with the SEC. In that schedule, BlackRock reported that as of December 31, 2018, it had sole dispositive power over all of these shares and the sole voting power with respect to 1,024,451 shares. BlackRock is an asset management company that provides asset management services to numerous mutual funds.

(b)	Percentage based on { _ } shares of the Company's common stock outstanding on March 14, 2019.

The Company's subsidiary banks, GFNB and SNB, in their capacities as fiduciary of numerous accounts in their respective Wealth Management departments, including, in the case of GFNB, as trustee of the Company's Employee Stock Ownership Plan (“ESOP”), held between them { _ } shares of the Company's common stock, or { _ } of the total shares outstanding and entitled to vote on the record date. However, GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of the Company's common stock outstanding and entitled to vote on the record date.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis section of our Proxy Statement provides our shareholders with an explanation of our Named Executive Officer compensation philosophies, programs, process, decisions, and other relevant information.

Overview	Philosophy & Program	Process	Decisions	Other

The following section provides an overview of our business, 2018 performance and organizational changes, and our key compensation actions.
t    Business Environment and Performance

The Company’s subsidiary banks, GFNB and SNB, operate and compete in a mature banking market that is characterized by intense and growing competition and high consumer expectations. The Company also owns an insurance agency located in and serving the same geographic area as many of its current bank offices.

The Company’s conservative business model emphasizes a strong capital position, high loan quality, knowledge of our market and responsiveness to our customers. Our shareholder return performance has been above our comparable benchmarks over the most recent one-, three-, and five-year periods. Summary results for the fiscal year ended December 31, 2018, include:

Shareholder Return Performance

2018 Returns	2018 Growth	2018 Asset Quality
• A 3% stock dividend was distributed to shareholders during 2018.

• Cash dividends paid effectively increased 5%.

• Return on average equity (ROE) of 13.96%, as compared to 12.14% for 2017

• Return on average assets (ROA) of 1.27%, compared to 1.09% for 2017.
• Total assets increased to a record high of $2.988 billion. • The loan portfolio increased 12.6% to a record high of $2.196 billion. • Total deposit balances grew 4.5% to $2.346 billion.
• Improved nonperforming asset performance to 0.23% (as a percent of total assets as of December 31, 2018) from 0.28% at December 31, 2017.

• Allowance for net loan losses represented 0.92% of average loans outstanding for the year.

t     Organizational Changes

In February of 2018, David S. DeMarco, who has been a Senior Vice President since 2009, was appointed Chief Banking Officer. Concurrent with that appointment, Andrew J. Wise was added to the Arrow executive leadership team as Senior Vice President and Chief Operating Officer. Mr. DeMarco continues to serve as President and Chief Executive Officer for Saratoga National Bank and Trust Company, a subsidiary of Arrow. Mr. Wise will also continue to serve in his role as Executive Vice President and Chief Operating Officer of Glens Falls National Bank and Trust Company, the lead subsidiary of Arrow.

t     Compensation Program Overview

Our compensation program includes several key elements that work together to achieve our compensation objectives. Below is a short listing of the elements of pay and their relative magnitude for our CEO and other NEOs.

t     Key Compensation Decisions and Actions

The business environment and our performance, as well as our organizational changes, impacted various compensation decisions. The following is a summary of key decisions and actions regarding executive compensation in 2018 and early 2019.

•
Base Salary Adjustments: The Compensation Committee approved certain base salary increases for each NEO in January of 2018. For Messrs. Campanella and Kaiser, this represents an annual merit-based salary adjustment. For Messrs. DeMarco and Wise this represented a combination of a merit-based increase and a promotional increase given their new expanded roles. Mr. Murphy received an increase partially reflecting merit for the 2018 year and partial reflecting a market-based adjustment given his positioning relative to Chief Executive Officers’ of other comparable banks.

•
Short-Term Incentive Plan (“STIP”) Awards: In January of 2019, awards were made to our NEOs based on the achievement of specified Company and individual performance results. Actual bonus payouts as a percentage of target were 124% on average in 2018 for our NEOs.

•
Long-Term Incentive Plan (“LTIP”) Awards: In January of 2018, grants of stock options were made to the NEOs under the LTIP. These awards were made to better align our NEOs interests with that of our shareholders and to foster a long-term performance orientation. The awards vest ratably in four equal annual installments which helps promote retention.

•
New CEO Compensation Arrangement: In the fall of 2017, the Compensation Committee engaged its independent compensation consultant to perform a comprehensive analysis of our Chief Executive Officer’s total annual compensation. The independent consultant evaluated the competitiveness and structure of the current arrangement and proposed a select number of changes to align the CEO's compensation more strategically with the Company’s compensation objectives, as well as prevailing market practice among similarly situated financial institutions. The following key changes from the review that were approved in early 2018 were (1) the incorporation of an annual Restricted Stock Unit grant that vests after three years and is settled ratably over 10 years post-retirement, and (2) the enhancement of the CEO’s existing Select Executive Retirement Plan.

•	New Employment Agreements: In January 2019, the Company entered into new employment agreements with each of Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise.

Overview	Philosophy & Program	Process	Decisions	Other

The following section describes our overall compensation philosophy and program elements.

Our executive compensation program is designed to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. We accomplish this through a number of compensation elements, each with its own purpose, operation, and timing.

t     Base Salary

•	Purpose: Provide a fixed form of compensation for performance of the requirements of the position.

•
Operation: In setting or adjusting base salary levels for our NEOs, the Company may consider the following factors: the executive’s position, Company and individual performance, market compensation information, experience, professional standing in the field of banking and financial services and commitment to the community.

•
Timing: Base salaries for new hires are set as part of the negotiation process when individuals are being recruited. Base salaries for our NEOs are subsequently reviewed and approved annually by the Compensation Committee, typically in January, so the Compensation Committee can take into account performance results from the complete prior fiscal year, as well as any proposed organizational changes.

t     Short-Term Incentive Plan (“STIP”)

•	Purpose: Reward Company and individual performance relative to our annual performance goals.

•
Operation: Our STIP is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. In setting goals under the STIP, the Compensation Committee considers multiple inputs, including but not limited to: specific financial goals, trend analysis regarding our financial performance, general business and economic outlook, and individual goals and objectives. The Compensation Committee, in its sole discretion, will determine, on a case-by-case basis, whether an NEO will receive a bonus award for the year and, if so, the amount of this bonus.

•
Timing: The Compensation Committee meets at the beginning of each year to determine short-term incentive bonus awards for the previous year when the Company’s final year-end performance is known and can be accurately measured. At the same meeting, the Compensation Committee also typically sets the STIP goals for the current year.

t     Long-Term Incentive Plan (“LTIP”)

•	Purpose: Align the interests of our NEOs with those of our shareholders and foster a long-term performance orientation.

•
Operation: Long-term incentive compensation is provided through the Company’s 2013 LTIP. The 2013 LTIP allows for grants of various types of equity awards, such as restricted stock, restricted stock units (RSUs) and stock options. Historically, the Company has provided long-term incentive compensation in the form of stock options, which only provide value to our NEOs if the Company’s stock price increases. Stock options vest 25% per year over a four-year period which promotes participant retention. The stock options have a term of 10 years, which we believe effectively focuses management on long-term performance. In 2018, we expanded the use of long-term incentives to include RSUs for Mr. Murphy. The RSUs granted in 2018 vest 100% after three years but are not settled until after Mr. Murphy has retired. The Compensation Committee believed that this was an effective method of providing Mr. Murphy with retirement-related benefits that are commensurate with his role in a shareholder-friendly manner.

•	Timing: The Company’s annual stock option awards and RSUs are generally granted in January each year, shortly after the close of the Company’s fiscal year.

t     Executive Benefits

•	Purpose: The executive benefit program is intended to provide appropriate security and benefits for our NEOs, allowing them to focus on managing the business.

•
Operation: Generally, NEOs are eligible for the benefits package we offer to our full-time employees, which includes medical, dental, life/long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes a Supplemental Executive Retirement Plan, Deferred Compensation Plan, limited executive perquisites (the personal use of a company automobile and reimbursement of country club dues or a golf course membership), and Employment Agreements. See the following sections for additional information on these programs:

▪Pension Benefits and Table - contained in the Executive Compensation section
▪Nonqualified Deferred Compensation - contained in the Executive Compensation section
▪Agreements With Named Executive Officers section

•	Timing: All forms of executive benefits are reviewed and approved by the Compensation Committee on an annual basis.

The Compensation Committee believes these four components - base salary, short-term incentives, long-term incentives, and executive benefits - comprise a total compensation program that retains and appropriately rewards NEOs, aligns the financial interests of our NEOs with the interests of our shareholders, and supports a total rewards approach to executive compensation. While we have no stated policy on the allocation of compensation and benefits, our executive compensation program is reviewed at least annually by the Compensation Committee to ensure that various considerations such as fixed versus variable, short-term versus long-term, cash versus equity-based compensation, and benefits provided are and remain appropriate considering market trends and the Company’s primary business objectives.

t     Compensation Policies & Features

In addition to our compensation elements, the executive compensation program also incorporates the following policies and features which the Compensation Committee feel are important aspects of a well-constructed, balanced compensation program.

•
Hedging and Pledging Policies: The Company has hedging and pledging policies for its Executive Officers who are subject to the SEC’s Section 16 reporting requirements. The policy prohibits Section 16 Officers from entering into financial transactions designed to hedge or offset any decrease in market value of Company common stock. In addition, the Company requires Board approval prior to the pledging of any Company stock by an NEO.

•
Clawback Policy: The Company may seek to recover any incentives paid or payable to an NEO on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

•
Stock Ownership Policy: The Company has a stock ownership policy for NEOs. They are required to own shares of the Company’s common stock equal in value to three times base salary for the CEO and equal in value to one times base salary for other NEOs. Until the required ownership is attained, this policy restricts the NEO’s ability to sell shares of the Company’s common stock obtained through the 2013 LTIP (or predecessor plans). These stock ownership requirements are measured by the Compensation Committee each year, using holdings valued as of December 31 of the previous year. Common shares owned outright or vested shares held through benefit plans are currently counted toward the stock ownership requirement. Individuals have five years from appointment or promotion as an NEO to meet these requirements. The independent members of the Board have the discretion to address and approve exceptions on a case-by-case basis.

•	No Tax Gross-Ups: The Company does not pay any taxes that are owed by its NEOs.

•	Double-Trigger Mechanism: Employment agreements for all NEOs include a “double-trigger” mechanism for change-of-control payments.

•	No Stock Option Repricing: The Company has never repriced stock options. The 2013 LTIP prohibits repricing without shareholder approval.

Overview	Philosophy & Program	Process	Decisions	Other

The following section describes the process and key inputs that are considered in making decisions regarding NEO compensation.

t Role of the Compensation Committee, Independent Consultants, and Management

Each year the Compensation Committee discusses, reviews, recommends, and approves certain actions related to NEO compensation and our overall compensation program. The Committee utilizes outside advisors in certain cases to assist them in the review and decision-making process. Additionally, certain members of the management team assist in developing materials and proposals that support our compensation philosophy and objectives for the Compensation Committee to consider during the year.

•
The Compensation Committee. Oversees our executive compensation policies and process. The Committee is responsible for the final decisions on components of executive compensation for the CEO and the other NEOs and makes recommendations to the full Board as needed. The Compensation Committee is also responsible for reviewing and approving all aspects of compensation of our CEO and other NEOs, and it receives input from the CEO and the full Board on key compensation policy issues.

•
The Committee’s Independent Consultant. During 2018, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”) to provide assistance regarding executive compensation and support with compensation policies and proxy disclosure. Pearl Meyer provided no other consulting services for the Company in 2018 and has certified its independence for the Committee.

•
Company Management: Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance and individual goals, as well as a performance assessment for each of the other NEOs. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding NEO compensation, the Compensation Committee votes on decisions regarding NEO compensation. Where appropriate, the Board will also make recommendations or determinations or give its approval regarding NEO compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other NEOs present.

t     Benchmarking

In setting program targets and making compensation decisions, the Compensation Committee uses a variety of data sources and information related to market practices for bank holding companies like ours.

The Compensation Committee considers a select number of key inputs, summarized below, to provide market-competitive information for base salary, short- and long-term incentive targets, and estimated total direct compensation, with ranges for performance. This information allows the Compensation Committee to see potential pay and range of pay for executive roles, and it provides context for the Committee in setting targeted pay levels going forward.

The Compensation Committee periodically commissions an independent outside consulting firm to conduct a comprehensive review of the Company’s executive compensation program. In 2015, Pearl Meyer conducted an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices (“Pearl Meyer Report”). Pay mix and an assessment of the pay-for-performance relationship were also presented to the Compensation Committee.

A primary data source used in the Pearl Meyer Report for determining the competitive market for NEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect bank holding companies of similar asset size located in our general geographic region.

The Pearl Meyer Report 2015 peer group, which is listed below, consisted of 18 bank holding companies in Connecticut, Maine, Massachusetts, New Jersey, Ohio, Pennsylvania, Virginia and Vermont that ranged from approximately $1 billion to $3 billion in assets, positioning the Company at approximately the median for size:

Blue Hills Bancorp, Inc. Camden National Corp. Citizens & Northern Corp. CNB Financial Corp. Enterprise Bancorp, Inc. First Community Bancshares, Inc.	First Connecticut Bancorp, Inc. First Defiance Financial Corp. Hampton Roads Bankshares, Inc. Merchants Bancshares, Inc. OceanFirst Financial Corp. Orrstown Financial Services, Inc.	Peapack-Gladstone Financial Corp. Peoples Bancorp Inc. Peoples Financial Services Corp. Sun Bancorp, Inc. Univest Corporation of Pennsylvania Westfield Financial, Inc.

In addition to the regional peer group data, the Pearl Meyer Report used data from other banking industry surveys that reviewed bank holding companies of similar asset size and regions to that of the Company.

In 2017, Pearl Meyer conducted an independent and objective analysis of all elements of compensation for the CEO position, relative to market and peer group practices (the “Pearl Meyer CEO Report”). Like the 2015 Pearl Meyer Report, the primary data source used in the Pearl Meyer CEO Report for determining the competitive market for CEO compensation was the information publicly disclosed by a peer group of other publicly traded banks. This peer group was developed by Pearl Meyer using objective parameters that reflect banks of similar asset size located in our general geographic region.

The 2017 peer group contained in the Pearl Meyer CEO Report, which is listed below, consisted of 20 companies in the mid-Atlantic and Northeast that ranged from approximately one-half to two times the asset size of Arrow Financial Corporation, positioning the Company at approximately the median for size:

Bar Harbor Bankshares Blue Hills Bancorp, Inc. Bryn Mawr Bank Corp. Camden National Corp. CNB Financial Corp. Enterprise Bancorp, Inc. Financial Institutions, Inc.	First Bancorp, Inc. First Community Bancshares, Inc. First Connecticut Bancorp, Inc. First Defiance Financial Corp. HarborOne Bancorp, Inc. OceanFirst Financial Corp. Peapack-Gladstone Financial Corp.	Peoples Bancorp, Inc. Peoples Financial Services Corp. Sun Bancorp, Inc. Univest Corporation of Pennsylvania Washington Trust Bancorp, Inc. Western New England Bancorp, Inc.

t Previous Say on Pay Vote Results

We strive to continually deliver a compensation program that is aligned with our business strategy and needs, compensation philosophy and objectives, and market best practices. In 2017, over 80% of our votes cast were in favor of our “say on pay” vote. While this represented significant support, we did endeavor to improve our vote results in 2018 through a select number of shareholder-friendly actions which are covered in the "Overview" section of this "Compensation Discussion & Analysis". For 2018, we were pleased that more than 96% of the votes cast for our “say-on-pay” advisory vote at the annual meeting were in favor of our 2017 executive compensation programs.

Overview	Philosophy & Program	Process	Decisions	Other

The following section describes the decisions made regarding NEO compensation.

t January 2018 Base Salary Decisions

The Compensation Committee met in January 2018 to review the current base salaries for our NEOs. The Committee reflected on corporate and individual executive performance for 2017 in determining any merit-based increases. In addition, the Committee reviewed the competitiveness of current salary levels to comparable companies, including comparisons to benchmarks for those that were expected to take on new roles in the Company for 2019. The Compensation Committee approved the base salaries below for the Named Executive Officers effective January 1, 2018. The nature of each increase is also described in the table below.

Named Executive Officer	2017 Salary	January 2018 Raise		2018 Salary	Nature of Increase
		% of Base Salary	Amount
Thomas J. Murphy	$440,000	11.4%	$50,000	$490,000	Merit and market adjustment
Edward J. Campanella	$225,000	4.4%	$10,000	$235,000	Merit
David S. DeMarco	$265,000	9.4%	$25,000	$290,000	Merit and promotion
David D. Kaiser	$225,000	4.4%	$10,000	$235,000	Merit
Andrew J. Wise	$175,000	11.4%	$20,000	$195,000	Merit and promotion

t     Short-Term Incentive Plan (STIP) Award Decisions

Each year, the Compensation Committee sets goals that will result in bonus awards only in years of successful financial performance by the Company. The STIP has a master governor feature that limits the total pool for all participants to 10% of Net Operating Earnings (defined below) after subtracting 7% of fiscal year end shareholders equity, thereafter. Determining the amount of the annual short-term incentive bonus awards for an NEO consists of the following four-part process:

1.
Determining the Individual NEO STIP Funding Maximums: To determine individual NEO STIP maximum bonus payouts for the year, the Compensation Committee uses Internal Net Operating Earnings (“Internal NOE”), which is different from U.S. Generally Accepted Accounting Principles (“GAAP”) in that it represents the net income of the Company before considering significant nonrecurring items, net of tax. The significant nonrecurring items are reviewed by the Compensation Committee on a case-by-case basis to determine their appropriateness for inclusion or exclusion from the calculation. Items are included to the extent that they are relevant, regularly recurring and deemed to be in the normal course of business operations.

For 2018, the only adjustment to our NOE results was to exclude a gain from investment of approximately $213,000. The Compensation Committee determined that the exclusion of this items and the consideration of additional factors were appropriate for purposes of determining the annual STIP bonus awards.

Individual NEO STIP maximums are funded based on Internal NOE performance relative to the stated target.

Company Performance Measure	Target Goal	Results
Internal NOE ($M)	$35.0	$36.1
Resulting Maximum STIP Funding (% of Target)	100%	125%

Based on our NOE performance the Committee approved the resulting 125% maximum funding level. The potential maximum funding range can be from 50% to 150% of the target bonus. The individual NEO maximum STIP payout amounts for fiscal year 2018 were as follows:

Named Executive Officer	Base Salary	Target STIP %	Target STIP Amount	Maximum STIP Payouts
Thomas J. Murphy	$490,000	40%	$196,000	$245,000
Edward J. Campanella	$235,000	30%	$70,500	$88,125
David S. DeMarco	$290,000	30%	$87,000	$108,750
David D. Kaiser	$235,000	30%	$70,500	$88,125
Andrew J. Wise	$195,000	30%	$58,500	$73,125

2.
Financial Performance Assessment: The Company then performs an assessment of financial performance using the basket of weighted Company performance measures that were approved at the beginning of the year. The Compensation Committee believes this structure provides an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. In the case of each goal, participants can receive less than the stated amount if the goal is not met, but not greater than such amount if the goal is exceeded. The following table shows the performance measure and goal weighting for 2018:

Company Performance Measure	Weighting for Goals (CEO)	Weighting for Goals (Other NEOs)	Target Goal	Actual Achieved	% Funded CEO	% Funded Other NEOs
Internal NOE ($M)	60%	80%	$35.0	$36.1	60.0%	80.0%
ROE (using Internal NOE)	10%	5%	13.50%	14.19%	10.0%	5.0%
Efficiency Ratio	10%	5%	57.0%	57.3%	9.9%	4.9%
Non-Performing Loans	10%	5%	0.5%	0.2%	10.0%	5.0%
Net Charge-Offs	10%	5%	0.15%	0.03%	10.0%	5.0%
Total	100%	100%			99.9%	99.9%

3.
Individual Performance: The Compensation Committee also performs an overall assessment of each NEO's performance (excluding the CEO for purposes of STIP measurement) based on a combination of Company, team, and individual goals, with a maximum score of 100% if the individual fully meets expectations. The Compensation Committee relies on input from the CEO for assessment of the other NEOs. Based on the CEO's assessment, the Committee approved individual achievement against individual performance goals for each NEO (excluding the CEO) at 100%.

Named Executive Officer	Resulting Percent Achieved
Edward J. Campanella	100%
David S. DeMarco	100%
David D. Kaiser	100%
Andrew J. Wise	100%

4.
Application of Corporate and Individual Goal Weighting: The next step in determining the NEO’s STIP awards is the application of the relative weighting assigned to Company performance versus individual performance for that NEO. Typically, the relative weighting for NEOs is based on their position with the Company.

Named Executive Officer	Bonus Weighting
	% Company	% Individual
Thomas J. Murphy	100%	--
Edward J. Campanella	50%	50%
David S. DeMarco	50%	50%
David D. Kaiser	50%	50%
Andrew J. Wise	25%	75%

The formula for determining preliminary STIP awards once all information is available and assessments have been performed is as follows. Although there is a formula for determining STIP awards, the Compensation Committee retains full discretion for making these awards to all our NEOs.

NEO	Maximum STIP Amount (A)	Company			Individual			Combined Achievement (D=B+C)	Resulting STIP Funding (a) (A*D)
		Achieve-ment	Weighting	Weighted Achieve-ment (B)	Achievement	Weighting	Weighted Achievement (C)
Thomas J. Murphy	$245,000	99.9%	100%	99.9%	--	--	--	99.9%	$244,755
Edward J. Campanella	$88,125	99.9%	50%	50.0%	100%	50.0%	50.0%	100%	$88,125
David S. DeMarco	$108,750	99.9%	50%	50.0%	100%	50.0%	50.0%	100%	$108,750
David D. Kaiser	$88,125	99.9%	50%	50.0%	100%	50.0%	50.0%	100%	$88,125
Andrew J. Wise	$73,125	99.9%	25%	25.0%	100%	75.0%	75.0%	100%	$73,125

(a) The resulting STIP payments to the NEOs were slightly less than the maximum targeted STIP payments identified in the table above as a result of the application of the weighted achievements to the targeted STIP amounts.

At a meeting in January 2019, the Compensation Committee reviewed the parameters and results of the 2018 short-term incentive bonus award goals for its NEOs. Based on the results of the Company’s performance, the amounts of the short-term incentive bonus awards to be paid under the STIP for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise were determined as follows.

Named Executive Officer	2018 Annual Incentive Actual Awards
	Amount	% of Base Salary
Thomas J. Murphy	$244,588	49.9%
Edward J. Campanella	$88,000	37.4%
David S. DeMarco	$108,500	37.4%
David D. Kaiser	$88,000	37.4%
Andrew J. Wise	$71,000	36.4%

t     January 2018 Long-Term Incentive (“LTIP”) Award Decisions

At its January 2018 meeting, the Compensation Committee awarded stock options to our NEOs consistent with the grants of January 2017. The Compensation Committee has had a long-standing practice of granting a fixed number of stock options to executives that it believes provides a proper incentive for alignment and motivation while maintaining a conservative risk profile. The following stock option awards were granted at an exercise price of $32.80, the closing price of our common stock on the date of grant, and vest ratably over a four-year period:

Named Executive Officer	Stock Option Grants in January 2018 (# shares)	Grant Date Fair Value of January 2018 Option Awards
Thomas J. Murphy	10,000	$57,600
Edward J. Campanella	2,000	$11,520
David S. DeMarco	5,000	$28,800
David D. Kaiser	5,000	$28,800
Andrew J. Wise	2,500	$14,400

In addition to the annual stock option grants awarded to the NEOs, Mr. Murphy received 3,279 RSUs that vest 100% after 3 years of service and are settled over a 10-year period beginning one year after his retirement. The RSU grant value represents 25% of Mr. Murphy’s fiscal year end base salary. The Committee determined to grant this award to Mr. Murphy in 2018 and again in 2019 based on a comprehensive analysis and discussion with the Company’s independent advisor in the fall of 2017, with the goal of fostering long-term shareholder alignment through and following the executive’s career at the Company.

t     Executive Benefits Plan Decisions

The Compensation Committee (and the Board of Directors in certain cases) approved certain program changes and agreements during 2018.

•
New Employment Agreements. The Company entered into new employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser, and Wise effective February 1, 2018. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. The employment agreements are described in more detail in the Agreements with Named Executive Officers section.

•
Supplemental Executive Retirement Program. In 2018, the Compensation Committee approved the adjustment of Mr. Murphy’s existing retirement arrangement as well as an award of special retirement benefits. The changes are described in more detail in the Executive Compensation section.

The Compensation Committee did not make any other changes to executive benefits programs or policies, but did provide for the continuation of other programs, such as our Deferred Compensation Plan and limited executive perquisites.

Overview	Philosophy & Program	Process	Decisions	Other

The following are other aspects of our compensation that are material to our overall program, process, and decisions.

t     Risk Oversight

The Board of Directors, Compensation Committee, and Management will continue to ensure that proper policies are maintained to monitor compensation levels carefully to ensure they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. We believe incentive compensation awards should be aligned with the institution’s overall business strategy and support its desired risk profile. To that end, each year Management conducts an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentives. As part of the exercise, in 2018, Management completed an inventory of our existing compensation programs, including incentives; evaluated the plans; determined the existence of Management and Committee oversight; considered appropriate risk mitigants; and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an appropriate amount of risk-taking, which is in the long-term benefit of the Company and shareholders. Based on our evaluation, the Company has determined its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes:

•	Our compensation program contains an appropriate balance of fixed and variable compensation.

•
The Company offers incentive compensation in multiple forms, including, historically, the award of stock options that vest over time. In addition, the new RSU program for our CEO creates significant alignment with shareholders both during employment with our Company and after retirement, assuming he meets the vesting criteria or retirement eligibility.

•
Our STIP contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.

•
Although there is a formula for determining the dollar amount of the annual STIP bonus awards, the Compensation Committee retains full discretion for making STIP bonus awards to our Executive Officers. There have been years in which these awards could have been made based on the formula but were not given to the Executive Officers.

•	The Company has share ownership guidelines that further promote and incentivize long-term thinking to serve the best interests of the Company.

•	Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.

•
We have adopted a “clawback” policy that will allow us to seek to recover any incentive paid or payable to an Executive Officer on the achievement of financial or operational goals that subsequently are deemed by the Company to be inaccurate, misstated or misleading.

The Company and its Board, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

t     Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes. The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of long-term equity incentives. The Compensation Committee believes it is important and necessary that it retain the discretion to provide and revise compensation arrangements as it determines are in the best interest of the Company and its shareholders, which such compensation may be in excess of $1 million and would not be deductible under the limitations imposed by § 162 (m) of the IRC, as amended.

Compensation Committee Report:

The Compensation Committee of the Board has reviewed and discussed with Management the Compensation Discussion and Analysis section, as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

David G. Kruczlnicki, Chair
Mark L. Behan Gary C. Dake
Michael B. Clarke William L. Owens

Executive Compensation

This Executive Compensation section includes several tables with details of the compensation actually paid and/or awarded to certain NEOs of the Company for each of the last three fiscal years. Tables included in this section are:

•	Summary Compensation

•	Grants of Plan-Based Awards

•	Outstanding Equity Awards at Fiscal Year-End

•	Option Exercises and Stock Vested

•	Pension Benefits

Summary Compensation Table:

The following table sets forth information concerning total compensation paid to and compensatory awards received by each of the NEOs for each of the relevant years:

Name and Principal Position	Year	Salary		Bonus	Stock Awards (d)	Option Awards (e)	Non-Equity Incentive Plan Compensation (f)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (g)	All Other Compen-sation (h)	Total
Thomas J. Murphy President and CEO	2018	$490,000		—	$110,010	$57,600	$244,588	$415,879	$17,467	$1,335,544
	2017	$440,000		—	—	$64,400	$207,000	$87,800	$16,646	$815,846
	2016	$366,000	(a)	—	—	$57,707	$161,000	$71,616	$15,438	$671,761
Edward J. Campanella Senior Vice President, Treasurer and CFO	2018	$235,000		—	—	$11,520	$88,000	$2,764	$6,066	$343,350
	2017	$69,235	(b)	—	—	—	$26,500	—	$324	$96,059
David S. DeMarco Senior Vice President and CBO	2018	$290,000		—	—	$28,800	$108,500	$69,059	$27,960	$524,319
	2017	$265,000		—	—	$32,200	$93,500	$69,456	$16,172	$476,328
	2016	$250,000		—	—	$28,853	$82,500	$40,476	$14,333	$416,162
David D. Kaiser Senior Vice President	2018	$235,000		—	—	$28,800	$88,000	$46,681	$28,204	$426,685
	2017	$225,000		—	—	$32,200	$80,000	$49,165	$28,493	$414,858
	2016	$210,000		—	—	$28,853	$70,000	$31,714	$25,772	$366,339
Andrew J. Wise Senior Vice President and COO (c)	2018	$195,000		—	—	$14,400	$71,000	$5,849	$26,929	$313,178

(a)	Mr. Murphy’s annual salary was $332,000 from January to June; it increased to $400,000 in July, resulting in an average of approximately $366,000 for the year.

(b)	Mr. Campanella joined the Company on September 5, 2017, at which time his annualized base salary was $225,000.
(c) Mr. Wise became an Executive Officer of the Company in 2018.

(d)
This column sets forth the dollar value of the RSUs granted under the Company’s under the 2013 LTIP for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred to in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2018. The estimated value of each RSU granted in 2018 under the 2013 LTIP was $33.55, based on the fair market value of the Company's common stock on the date on which the RSUs were granted.

(e)
This column sets forth the dollar value of option awards granted under the Company’s compensatory stock plans for each of the listed years, calculated in accordance with FASB ASC TOPIC 718 using the assumptions referred in the Company's financial statements, footnotes to financial statements and Management's Discussions and Analysis in the Company's Form 10-K for the year ended December 31, 2018. The estimated value of each stock option granted under the 2013 LTIP, in each case using the Black-Scholes model to estimate fair value, $5.77 per option share in 2016 (all grants were made January 27, 2016); $6.44 per option share in 2017 (all grants were made January 25, 2017) and $5.76 per option share in 2018 (all grants were made January 31, 2018). All such stock options vest ratably in equal installments over the first four anniversaries following the date of grant.

(f)
This column sets forth the short-term incentive bonus payments made under the Company’s STIP for each of the listed years, based on the financial performance of the Company, strategic Company results and individual performance factors during that year, as applicable. STIP amounts payable for a given year are generally paid in January of the succeeding year.

(g)
This column sets forth the actuarial increase during each of the listed years in the present value of the retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company that cover such NEO, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the NEOs for 2018 includes (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $82,997 for Mr. Murphy, $2,764 for Mr. Campanella, $43,107 for Mr. DeMarco, $39,796 for Mr. Kaiser and $5,849 for Mr. Wise and (ii) under the Company’s SERP, $332,882 for Mr. Murphy, $25,952 for Mr. DeMarco and $6,885 for Mr. Kaiser.

(h)	All Other Compensation includes the following components for 2018:

Name	Company Contribution to ESOP	Life Insurance Premiums Paid by Company for Benefit of NEO	Dollar Value of Discount in Share Price for Company Common Stock Purchased Under Employees' Stock Purchase Plan	Perquisites Received Greater than $10,000		Total Other Compensation
Thomas J. Murphy	$16,450	$385	$632	—	(a)	$17,467
Edward J. Campanella	3,785	$2,281	—	—	(a)	$6,066
David S. DeMarco	$16,450	$385	$158	$10,967	(b)	$27,960
David D. Kaiser	$16,450	$385	$32	$11,337	(b)	$28,204
Andrew J. Wise	$14,035	$2,060	$63	$10,771	(b)	$26,929

(a)	Messrs. Murphy and Campanella did not receive more than $10,000 in perquisites in 2018.

(b)	Messrs. DeMarco, Kaiser and Wise received both a country club membership and personal use of a Company vehicle.

Grants of Plan-Based Awards Table:

As noted in the Compensation Discussion and Analysis, the Company provides officers and key employees with both an annual short-term incentive plan (STIP) and a long-term incentive plan (LTIP) to attract and retain such officers and employees and to motivate them to improve the Company’s short- and long-term performance, respectively.

The STIP bonus payable to covered individuals, including NEOs, is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards, if awards are made for the year, are defined as a percentage of the covered person’s base salary. For 2018, the STIP bonus target incentive awards for the NEOs were 40% of base salary for Mr. Murphy and 30% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. For 2019, the STIP bonus target incentive awards for the NEOs are 50% of base salary for Mr. Murphy and 30% of base salary for Messrs. Campanella, DeMarco, Kaiser and Wise. The amounts listed in the table below represent each NEO’s 2018 target incentive award, as well as his threshold incentive award (50% of target) and maximum incentive award (150% of target). The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an NEO will receive a STIP bonus payment for the year and, if so, the amount of this bonus, which typically falls within the limits set forth above. Because a STIP bonus payment is discretionary, no NEO has a contractual right to a bonus under the STIP for any given year, even if the pre-established quantitative performance standards for the Company or the Company function for which the NEO is responsible have been met for such year, or the NEO’s individual performance standards have been met. There have been years in which the Company and the NEOs have satisfied their quantitative or individual performance targets but no STIP bonuses have been declared or paid, as determined by the Compensation Committee.

Historically, the Company has limited its grants of stock-based awards under its long-term incentive plans to stock options. However, starting in January 2018, the Company awarded Mr. Murphy restricted stock units. (See "January 2018 Long-Term Incentive Award Decisions" in the Compensation Discussion and Analysis section for a description of the material terms of this award.) The Company’s 2013 LTIP (and predecessor plans) authorize the granting of stock options and other stock-based awards as a long-term incentive component within the overall compensation program.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan			Estimated Future Payouts Under Equity Incentive Plan			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Maxi- mum	Threshold	Target	Maxi- mum
Thomas J. Murphy	—	$98,000	$196,000	$294,000	—	—	—	—	—	—	—
	1/31/2018								10,000	$32.80	$57,600
Edward J. Campanella		$35,250	$70,500	$105,750	—	—	—	—	—	—	—
	1/31/2018								2,000	$32.80	$11,520
David S. DeMarco	—	$43,500	$87,000	$130,500	—	—	—	—	—	—	—
	1/31/2018								5,000	$32.80	$28,800
David D. Kaiser	—	$35,250	$70,500	$105,750	—	—	—	—	—	—	—
	1/31/2018								5,000	$32.80	$28,800
Andrew J. Wise		$29,250	$58,500	$87,750	—	—	—	—	—	—	—
	1/31/2018								2,500	$32.80	$14,400

(a)
The threshold incentive award to any covered person under the STIP, including an NEO, is not the minimum bonus payment such person may receive under the STIP. The Compensation Committee may choose to pay a bonus under the STIP to any covered person, including an NEO, that is less than their threshold incentive award, or not to pay such person any bonus under the STIP, even if applicable performance thresholds or targets have been met by the Company and/or such person for the year in question.

Outstanding Equity Awards at Fiscal Year-End Table:

The following table shows all outstanding stock-based awards held by each NEO as of December 31, 2018. All such awards consist of stock options to acquire the Company’s common stock or restricted stock units granted under the Company’s 2013 LTIP (or predecessor plans). The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 27, 2018.

Name	Securities Underlying Unexercised Options (Exercisable)	Securities Underlying Unexercised Options (Unexercisable) (a)	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Shares or Units of Stock Not Vested (b)	Market Value of Shares or Units of Stock Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not Vested
Thomas J. Murphy	—	2,786	—	$23.19	1/28/2025	—	—	—	—
	—	5,463	—	$23.66	1/27/2026	—	—	—	—
	2,652	7,958	—	$35.07	1/25/2027	—	—	—	—
	—	10,300	—	$31.84	1/31/2028	—	—	—	—
	—	—	—	—	—	3,377	$111,509	—	—
Edward J. Campanella	—	2,060	—	$31.84	1/31/2028	—	—	—	—
David S. DeMarco	5,685	—	—	$21.99	1/29/2024	—	—	—	—
	4,179	1,394	—	$23.19	1/28/2025	—	—	—	—
	2,732	2,732	—	$23.66	1/27/2026	—	—	—	—
	1,325	3,979	—	$35.07	1/25/2027	—	—	—	—
	—	5,150	—	$31.84	1/31/2028	—	—	—	—
David D. Kaiser	3,136	—	—	$19.58	1/27/2020	—	—	—	—
	3,048	—	—	$20.90	1/26/2021	—	—	—	—
	2,957	—	—	$21.50	1/25/2022	—	—	—	—
	2,842	—	—	$21.99	1/29/2024	—	—	—	—
	2,090	697	—	$23.19	1/28/2025	—	—	—	—
	2,732	2,732	—	$23.66	1/27/2026	—	—	—	—
	1,327	3,978	—	$35.07	1/25/2027	—	—	—	—
	—	5,150	—	$31.84	1/31/2028	—	—	—	—
Andrew J. Wise	132	398	—	$35.07	1/25/2027	—	—	—	—
	—	2,575	—	$31.84	1/31/2028	—	—	—	—

(a)	All stock options vest ratably in equal installments over the first four anniversaries following the date of the grant.

(b)	Mr. Murphy's RSUs will vest 100% on the third anniversary of the grant date, but will not settle until his retirement.

Option Exercises and Stock Vested Table:

The following table sets forth information regarding the stock options that were exercised by each NEO during 2018:

Name	Option Awards
	Number Shares Acquired on Exercise (a)	Value Realized on Exercise (b)
Thomas J. Murphy	8,360	$114,234
Edward J. Campanella	—	—
David S. DeMarco	4,140	$62,928
David D. Kaiser	3,232	$55,849
Andrew J. Wise	—	—

(a)	Represents the total number of shares subject to stock options that the NEO exercised during the year, restated for the September 27, 2018 3% stock dividend, if applicable.

(b)
Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock for which options were exercised, based on the market price of the Company's common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.

Pension Benefits and Table:

The Company maintains a qualified retirement plan for eligible employees who have attained the age of 18, completed one year of service and work a minimum of 1,000 hours per calendar year. Eligible compensation under the retirement plan includes salary, overtime, sick pay, bonuses and other cash and non-cash benefits.

Participants in the retirement plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55, and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55.

The Company maintains an unfunded, non-qualified SERP, in part for the benefit of NEOs, as determined by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and a special additional SERP benefit feature. For those NEOs who qualify and are selected to participate in the “makeup” benefit feature, the award basically provides enhanced installment payments post-retirement that are designed to give the NEO the overall level of retirement payments he would have received under the qualified retirement plan alone if there were no limitations on maximum retirement payments to high-paid personnel in the Internal Revenue Code. Under the additional SERP benefit feature, the Compensation Committee is authorized to grant to selected Executive Officers additional payments upon their retirement, beyond their SERP “make-up” benefit payments. Such additional payments are also typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Messrs. Murphy, Campanella, DeMarco and Kaiser participate in the “make-up” benefit feature of the SERP. In 2018, none of the NEOs, excluding Mr. Murphy, participated in the special additional benefit feature of the SERP. In January 2018, Mr. Murphy was provided a special SERP award. Specifically, the Compensation Committee approved the adjustment of Mr. Murphy’s existing arrangement to increase the formula for pay-based credits up to 30% of eligible compensation. Further, the Compensation Committee approved an award of special retirement benefits to Mr. Murphy, providing him with an annuity payable at a normal retirement age of 65 that is equal to 40% of his compensation, averaged over 60 consecutive calendar months which produce the highest average during the last 120 consecutive calendar months of Mr. Murphy’s employment, offset by his Social Security retirement benefits that would be payable at age 65 and further offset by the actuarial value of other qualified and non-qualified plan benefits derived from contributions made by the Company. See also "Broad-based and Select Executive Retirement Plans" in the "Compensation Discussion and Analysis" section for a description of the material terms of the award.

The following table sets forth the present value of accumulated benefits under both the qualified and non-qualified retirement plans of the Company payable to each NEO as of December 31, 2018, and the number of years of service credited to them under the plans. The present value was determined using interest rate and mortality rate assumptions consistent with those described in Note 13 in Item 8 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2018, as included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Years of Credited Service	Value of Accumulated Benefit as of 12/31/18	Payments During Last Fiscal Year
Thomas J. Murphy	Retirement Plan	14.00	$308,765	—
	SERP	6.00	$455,428	—
Edward J. Campanella	Retirement Plan	1.00	$2,764	—
	SERP	—	—	—
David S. DeMarco	Retirement Plan	31.08	$497,482	—
	SERP	6.00	$50,700	—
David D. Kaiser	Retirement Plan	18.00	$341,968	—
	SERP	2.00	$9,187	—
Andrew J. Wise	Retirement Plan	2.00	$12,060	—
	SERP	—	—	—

Nonqualified Deferred Compensation:

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which an Executive Officer may elect on a year-to-year basis to defer until retirement all or a portion of his salary or bonus payments otherwise payable to him during and for such year. Amounts deferred earn interest at a rate equal to the highest rate currently paid on individual retirement accounts by GFNB. None of the NEOs elected to defer under the plan salary or bonus amounts payable to them in or for 2018 or in or for the prior two years.

Pay Ratio Disclosure:

The Company's compensation program is designed to motivate all employees to carry out the Company Mission: value our customers, empower our employees, care for our communities, and deliver for our shareholders. The Company aims to pay appropriate compensation at all levels within the Company.

The 2018 total annual compensation of the median employee taking into account all Company employees who were employed as of December 31, 2017, other than our President and CEO Mr. Murphy, was $52,367. Mr. Murphy’s 2018 total annual compensation was $1,335,544. The ratio of these amounts was reasonably estimated to be 1-to-26.

As of December 31, 2017, our total employee population, excluding Mr. Murphy, consisted of 526 employees who were all located in the United States. To identify the median compensated employee, a comparison of the total wages or salary of our employee population as reflected in Box 5 of Form W-2 was completed in 2017. We used the same employee, and calculated that employee's total compensation for the year ended December 31, 2018, for this pay ratio disclosure. Since that date, there has been no material change in the Company's employee population or employee compensation arrangements that the Company believes would significantly impact its pay ratio disclosure.

The 1-to-26 pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Agreements with Named Executive Officers

Employment Agreements:

The Company has employment agreements with Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise. Mr. Murphy serves as President and CEO of both the Company and GFNB; Mr. Campanella serves as Senior Vice President, Treasurer and CFO of the Company and Executive Vice President, Treasurer and CFO of GFNB; Mr. DeMarco serves as Senior Vice President and Chief Banking Officer of the Company, Executive Vice President and Chief Banking Officer of GFNB and President and CEO of SNB; Mr. Kaiser serves as Senior Vice President of the Company and Chief Credit Officer of GFNB; and Mr. Wise serves as Chief Operating Officer and Senior Vice President of the Company and Chief Operating Officer and Executive Vice President of GFNB. Effective February 1, 2019, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise entered into new employment agreements with the Company, replacing their prior employment agreements. Mr. Murphy’s agreement is for a three-year term and the agreements of Messrs. Campanella, DeMarco, Kaiser and Wise are each for a two-year term. At the beginning of each calendar year, the Board is required under these agreements to consider and vote upon a proposal to replace each of the agreements with new, comparable agreements having similar terms, conditions and benefits.

Under each agreement, the NEO is guaranteed his current base annual salary and certain other benefits for the duration of the agreement. Also under each agreement, the NEO is entitled to participate in certain other benefit plans, including medical, dental and life insurance plans; is eligible for (although not entitled to receive) cash awards under the short-term annual incentive bonus plan and equity-based awards under the long-term incentive plan; and is also eligible to participate in various retirement and supplemental retirement plans. In the event the NEO is terminated other than for “cause” or terminates his own employment for “good reason,” the NEO will receive a lump-sum payment equal to the greater of (i) the dollar amount of base salary that would have been payable to him during the remaining term of the agreement or (ii) one year’s base salary.

Additionally, under the agreements, if during the term of the agreement there is a change of control of the Company and, within 12 months after such change of control, either (i) the Company terminates the employment of the NEO other than for cause or (ii) such NEO terminates his own employment with the Company for good reason, the NEO will be entitled to receive an aggregate dollar amount, payable in installments over a two-year period following the date of his termination (or in a lump sum, in the event of unforeseeable emergency), equal to two or three times the sum of the executive's (a) annual base salary and (b) target bonus under the short-term incentive plan for the relative year (the "Base Amount"), subject to downward adjustment to reflect the value of any other “change of control” payments or benefits he might receive following such change of control. In the case of Mr. Murphy, the multiple is three times the applicable Base Amount, and in the cases of Messrs. Campanella, DeMarco, Kaiser and Wise, the multiple is two times the Base Amount, subject, in each case, to downward adjustment to reflect the value of any other “change-of-control” payment or benefits the NEO might receive under other compensatory arrangements then in effect. In such circumstances, the NEO shall be entitled to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held by him on the date of his termination, subject to employee cost-sharing, for a period of two years following such date. Under each agreement, the NEO will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

Each of the employment agreements for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise contain non-compete and non-solicitation provisions. For a period of two years following the termination of the NEO’s employment, for any reason, he is generally precluded from being employed by, an owner of, or adviser to any bank or insured financial institution located in any New York county in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the NEO’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The NEO is also precluded from employing or soliciting employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments Upon Termination or Change of Control:

The description below is based on a theoretical change of control on December 31, 2018.

t Termination for Cause
In the event of a termination of any NEO for cause, the NEO in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and policies.

t Termination by the Company Other Than for Cause
If there is a termination of any of the NEOs by the Company other than for cause, the NEO is entitled under his current employment agreement with the Company to receive a lump-sum payment in an amount equal to the greater of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. The table later in this section shows the estimated payouts for Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise, had they been terminated by the Company other than for cause as of December 31, 2018.

The Company does not have a formal written severance plan or policy that generally covers employees or executives who are terminated by the Company other than for cause; therefore, none of the NEOs would be entitled to any additional severance payments under any such policy or plan if terminated by the Company other than for cause. However, the Company does have a SERP, in which Executive Officers such as NEOs are eligible to participate, if so determined by the Compensation Committee. In 2018, as selected by the Compensation Committee, Messrs. Murphy, Campanella, DeMarco and Kaiser participated in the “make-up” benefits feature of the SERP. Additionally, in 2018, Mr. Murphy was selected to participate in the additional special benefits feature of the SERP. See "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section for a description of the material terms of the award.

For further information concerning the SERP, see the discussion accompanying the “Pension Benefits Table” in the Executive Compensation section. In the past, the Company has, from time to time at the discretion of the Board or its Compensation Committee, awarded severance payments to NEOs in differing amounts, determined on a case-by-case basis, even in cases where such payments were not required under the SERP or under the terms of any employment agreement between the Company and such officer. Except as discussed above and with regard to Mr. Murphy's recent award described in "Broad-based and Select Executive Retirement Plans" in the Compensation Discussion and Analysis section, any termination by the Company of an NEO other than for cause would not generally result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. (The foregoing discussion assumes that the hypothetical termination of an NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

t Termination for Good Reason
Each of the current NEO employment agreements provides for payments to the NEO if he were to voluntarily terminate his employment for “good reason.” Good reason is defined as a (i) failure by the Company to offer the NEO an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) material diminution in his title, authority, duties or responsibilities; (iii) required relocation of the NEO more than 100 miles from his existing base location of employment; or (iv) material breach by the Company of the NEO’s employment agreement. Under each NEO’s agreement, the amount due to the NEO if he were to terminate his employment for good reason during the term of the agreement, is a lump-sum payment equal to the greater of the amount of (i) his base salary payable during the remaining term of the agreement or (ii) one year’s base salary. For a discussion of the impact of a voluntary termination by an NEO of his own employment on any retirement benefits due him under the Company’s qualified retirement plan or under the Company’s nonqualified SERP or any payments under any other severance plan or policy, see the discussion in the preceding section, “Termination by the Company Other Than for Cause.” (The foregoing discussion assumes that the hypothetical termination of the NEO by the Company other than for cause is not preceded by a change of control. Any such termination following a change of control may result in a greater payment to the NEO, as discussed later in this section.)

t Termination in Connection with a Change of Control
Under the employment agreements with each of the NEOs, certain payments are to be made by the Company to each NEO if, following a change of control of the Company, his employment is terminated without cause or he voluntarily terminates his employment for good reason. For the NEOs, the amounts that would have been payable to each had his employment been terminated as of December 31, 2018, by the Company or by such officer himself for good reason following a change of control are identified in tables later in this section. In addition, all of the outstanding stock options granted to these NEOs, to the extent not fully vested, would under the terms of such options vest immediately upon a change of control, regardless of whether the employment of such person is terminated or terminates on or after such change of control. Other than the foregoing, termination of any of the NEOs following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the “Pension Benefits Table” in the Executive Compensation section. Eligibility for other payments would be determined in a manner consistent with all Company employees under applicable plans and policies.

A “change of control” of the Company is defined in the employment agreements with NEOs as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of the Board are replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition(s).

t Voluntary Termination or Early Retirement
In 2018, the early retirement or voluntary termination of employment by any NEO (other than a voluntary termination of employment by the NEO for “good reason,” which is discussed separately above) would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Benefits Table” in the Executive Compensation section. To the extent that any NEO may hold unvested stock options as of the date of his self- termination or early retirement, the Board might choose to accelerate the vesting of such options as of the date of such termination or early retirement. Eligibility for regular Company severance or retirement payments by an NEO is determined in a manner consistent with all Company employees under applicable plans and policies. Participation in either the “makeup” benefit feature or the special additional benefit feature of the SERP, including in the event of early retirement, is limited to select Executive Officers, as determined from time to time by the Compensation Committee acting in its sole discretion. Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise are currently eligible for SERP payments upon their termination of employment or early retirement.

t Death or Disability
In the event of death or disability, the NEO would generally not receive any cash severance payment or enhanced retirement benefits beyond those described in “Pension Benefits Table” within the Executive Compensation section. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable plans and policies. However, under the standard stock option award agreements applicable to all option recipients, including NEOs, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards will be subject to accelerated vesting as of such date.

Potential Payments Table:

The table below shows the estimated potential payments and benefits to each of the NEOs upon various "termination of employment" scenarios, assuming the NEO’s employment terminated as of December 31, 2018; the value of the Company’s common stock was $32.02, the closing price of the common stock on that day; and in the case of a post change-in-control termination, the triggering change-in-control event occurred in 2018.

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason		Change of Control (a)		Retirement	Death or Disability
Thomas J. Murphy President and CEO	Cash Compensation	$1,020,833	(b)	$1,518,097	(g)	$0	$0
	Stock Options (c)	$0		$72,125		$0	$72,125
	Restricted Stock Units (d)	$0		$108,132		$0	$108,132
	SERP – Pension & ESOP (e)	$542,145		$542,145		$542,145	$542,145
	Health and Welfare Benefits (f)	$0		$17,093		$0	$0
	Total	$1,562,978		$2,257,592		$542,145	$722,402
Edward J. Campanella Senior Vice President, Treasurer and CFO	Cash Compensation	$254,583	(b)	$574,129	(g)	$0	$0
	Stock Options (c)	$0		$371		$0	$371
	Restricted Stock Units	$0		$0		$0	$0
	SERP – Pension & ESOP	$0		$0		$0	$0
	Health and Welfare Benefits (f)	$0		$12,740		$0	$0
	Total	$254,583		$587,240		$0	$371
David S. DeMarco Senior Vice President and CBO	Cash Compensation	$314,167	(b)	$645,724	(g)	$0	$0
	Stock Options (c)	$0		$36,076		$0	$36,076
	Restricted Stock Units	$0		$0		$0	$0
	SERP – Pension & ESOP (e)	$70,501		$70,501		$70,501	$70,501
	Health and Welfare Benefits (f)	$0		$22,894		$0	$0
	Total	$384,668		$775,195		$70,501	$106,577
David D. Kaiser Senior Vice President	Cash Compensation	$254,583	(b)	$529,479	(g)	$0	$0
	Stock Options (c)	$0		$29,921		$0	$29,921
	Restricted Stock Units	$0		$0		$0	$0
	SERP – Pension & ESOP (e)	$11,551		$11,551		$11,551	$11,551
	Health and Welfare Benefits (f)	$0		$22,984		$0	$0
	Total	$266,134		$593,935		$11,551	$41,472
Andrew J. Wise, Senior Vice President and COO	Cash Compensation	$211,250	(b)	$436,870	(g)	$0	$0
	Stock Options (c)	$0		$464		$0	$464
	Restricted Stock Units	$0		$0		$0	$0
	SERP – Pension & ESOP	$0		$0		$0	$0
	Health and Welfare Benefits (f)	$0		$26,262		$0	$0
	Total	$211,250		$463,596		$0	$464

(a)
Assuming termination of an NEO's employment by the Company without cause or by the NEO for good reason within 12 months following a change of control, Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum equal to, for Mr. Murphy, 2.99 times the average annual compensation for the most recent five taxable years, and in the case of Messrs. Campanella, DeMarco, Kaiser and WIse, two times the average annual compensation for the most recent five taxable years, in each case adjusted downward to reflect any other change-of-control payment or benefits they might receive under other compensatory arrangements then in effect, such as the value they might receive from accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. Murphy, Campanella, DeMarco, Kaiser and WIse receive payments under the employment agreements if such payments would constitute an “excess parachute payment” under the tax laws.

(b)
Messrs. Murphy, Campanella, DeMarco, Kaiser and Wise will each receive a lump-sum payment equal to the greater of the amount of (i) their base salary payable during the remaining term of the agreement in effect on December 31, 2018 or (ii) one year’s base salary.

(c)	Reflects accelerated vesting of stock options.

(d)
Reflects accelerated vesting of the restricted stock unit as a result of death, disability (as defined in the applicable award agreement) or upon the attainment of age 55 and 10 years of service or attainment of a combined age and years of service totaling 65.

(e)
Represents $455,428 for benefits under the SERP pension plan and $86,717 for SERP ESOP account value for Mr. Murphy; $50,700 for benefits under the SERP pension plan and $19,801 for SERP ESOP account value for Mr. DeMarco; and $9,187 for benefits under the SERP pension plan and $2,364 for SERP ESOP account value for Mr. Kaiser. SERP pension plan benefits are payable in the form of an annuity and SERP ESOP account values are payable in a lump sum.

(f)
Represents the projected cost for 24 months of medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans, assuming continued cost-sharing by the NEO, plus continued premium payments for 24 months of term life insurance and split-dollar insurance policies.

(g)
For Mr. Murphy, the lump-sum amount $1,518,097 is adjusted downward by $180,257 as a result of accelerated vesting of stock options and RSUs. For Mr. Campanella, the lump-sum amount $574,129 is adjusted downward by $371 as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount $645,724 is adjusted downward by $36,076 as a result of accelerated vesting of stock options. For Mr. Kaiser, the lump-sum amount $529,479 is adjusted downward by $29,921 as a result of accelerated vesting of stock options. For Mr. Wise, the lump-sum amount $436,870 is adjusted downward by $464 as a result of accelerated vesting of stock options.

Section 16(a) Beneficial Ownership Reporting

The Company’s Executive Officers and Directors, as well as any 10% shareholders of the Company, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of Company stock, including changes in their stock ownership. The Company has received and reviewed copies of these reports filed by the Company’s Directors and Executive Officers during 2018, along with written statements received from the Directors and Executive Officers stating they were not required to file any additional reports. Based solely on the Company's review of these 2018 reports and statements, all but two of the Section 16(a) reports required to be filed by the Directors and Executive Officers during 2018 were timely filed. Ms. Miller filed two late reports, disclosing one transaction each.

Additional Voting Information

Frequently Asked Questions:

t Who is entitled to vote?
The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on the record date of March 14, 2019, there were { _ } shares outstanding. The holders of these shares are shareholders of record and will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

t What are “broker non-votes” and how are they voted at the Annual Meeting?
Shares of the Company common stock can be held in (i) certificate form; (ii) by “book entry” at the Company's transfer agent, American Stock Transfer & Trust Company, LLC; or (iii) in “street name” at a broker. When shares owned by you are held in street name, the broker will solicit your vote and provide the Company with the results of the vote for all of the Company shares it holds in your account. On “routine” matters, if you as the owner of the shares do not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. On such matters, these shares may only be voted by the broker in accordance with express voting instructions received by it from you, the owner of the shares. The votes attached to such shares, that is, shares that may not be voted by a broker except in accordance with the owner’s voting instructions, are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 4, the ratification of the Company’s independent registered public accounting firm. Item 1, the election of Directors, Item 2, Say on Pay and Item 3, the amendment to the Company's Certificate of Incorporation to the number of authorized shares of common stock, are non-routine matters; therefore, shares held by a broker in street name cannot be voted on by the broker at his or her discretion for that item. If your shares are held at a broker, the Company urges you to provide voting instructions to your broker so that your vote may be counted.

t How are Dividend Reinvestment Plan and other plan shares voted?
Shares owned by you in the Arrow Financial Corporation Automatic Dividend Reinvestment Plan (“DRIP”) on the record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions. Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan as of the March 14, 2019, record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the ESOP on the record date on a fully vested basis will be voted by the ESOP Trustee on behalf of such employees in accordance with any voting instructions received from the employees. Participants will receive a separate voting form from the ESOP’s plan administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his or her ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to reflect most accurately the instructions received from those account holders who did provide voting instructions to the Trustee.

t What constitutes a quorum at the meeting?
There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of the Company's common stock are present, either in person or represented by proxy. Consistent with applicable state law and the Company's Certificate of Incorporation and Bylaws, all shares present in person or represented by proxy at the Annual Meeting, including so-called “broker non-votes,” will be treated as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and thus are ignored for purposes of calculating the quorum.

t How many votes are required for approval of Item 1?
The first item on the agenda is the election of four Class C Directors . The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting and eligible to vote on such matter is required for the election of each Director. A “plurality” means receiving a higher number of votes for such position than any other candidate, up to the maximum number of Directors to be chosen at the Annual Meeting. Because there are only as many nominees (four) as there are Directors to be elected (four) at this year’s meeting, a Director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold Authority”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“Withhold Authority”) exceed 50% of the total number of shares outstanding and entitled to vote at the Annual Meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

t What is the impact of a vote to “Withhold Authority” on Item 1?
In one respect, a proxy or ballot marked “Withhold Authority” will be the equivalent of an abstention from voting on Item 1. As discussed in the preceding section, because there are only as many nominees as there are Directors to be elected, if each of the nominees receives any votes in favor of their election, each will be elected and a ballot marked “Withhold Authority,” like an abstention from voting, will not affect the outcome of this election. However, a ballot marked “Withhold Authority” (a negative vote), unlike an abstention from voting, may nevertheless have a negative impact under the Majority Voting Policy because a “Withhold Authority” vote, unlike a shareholder’s abstention from voting, will be treated as a negative vote under the Company’s Majority Voting Policy and thus will make it somewhat more likely that the nominee will be required to submit his or her resignation under that policy, even though such person may in fact have been elected. (See the description of the Majority Voting Policy in the preceding paragraph.)

t How many votes are required for approval of Item 2?
The second item on the agenda is the advisory approval of the executive compensation, Say on Pay. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required to approve, by advisory vote, the compensation paid to the NEOs. Abstentions and broker “non-votes” will not be counted in determining the number of votes cast and, therefore, will have no effect on the outcome of this vote. A proxy or ballot marked “Abstain” on Item 2 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 2 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 2 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 2 makes it more difficult to achieve shareholder advisory approval of Say on Pay than a vote to “Abstain.”

t How many votes are required for approval of Item 3?

The third item on the agenda is approval of the amendment to our Certificate of Incorporation to increase the number of shares of authorized common stock. The affirmative vote of a majority of the shares of common stock entitled to vote on this proposal is required for approval. An abstention or broker non-vote on Item 3 will have the same effect as a vote "Against" such item.

t How many votes are required for approval of Item 4?
The fourth item on the agenda is ratification of the independent registered public accounting firm, KPMG LLP. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voting on this proposal is required for ratification. Broker non-votes will be eligible to vote on Item 4. A proxy or ballot marked “Abstain” on Item 4 will not have the same effect as a vote “Against” such item. A proxy or ballot marked “Against” on Item 4 is an actual vote (and counts in the total number of votes on the item) whereas a vote to “Abstain” on Item 4 is not an actual vote (and does not get counted in the total votes on the item). Therefore, a vote “Against” Item 4 makes it more difficult to achieve shareholder approval or ratification than a vote to “Abstain.”

t How do I vote?
If you are a shareholder of record as of the close of business on March 14, 2019, you will be entitled to vote at the Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly by submitting your proxy by calling 1-800-690-6903, visiting www.proxyvote.com or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request Proxy Materials, except those shareholders who have previously requested printed or electronic copies of the Proxy Materials will receive a printed or electronic copy of the proxy card, as applicable.

If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

t May I revoke my proxy?
A proxy may be revoked at any time prior to the Annual Meeting by submitting a later vote of your shares either online or by telephone prior to the Annual Meeting or by attending and voting your shares in person at the Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

t How are proxies being solicited?
Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited without additional compensation by Directors, Officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses.
The Company may in its discretion engage, at its cost, a proxy solicitor to solicit proxies at the Annual Meeting.

Householding of Notices to Shareholders:

In some instances, only one copy of the Notice Regarding the Availability of Proxy Materials concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice Regarding the Availability of Proxy Materials to any shareholder upon request by email to corporatesecretary@arrowbank.com or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Matters for Consideration at the Annual Meeting:

Please note the deadline for submission of proposals by shareholders for consideration at the Annual Meeting has passed. This applies to proposals that shareholders might wish to include in the Company’s Proxy Statement for the Annual Meeting (this Proxy Statement), proposals that shareholders might wish to include in their own proxy materials, which they would prepare, file with the SEC and disseminate to shareholders, or proposals that shareholders might wish to submit directly to a shareholder vote, in person, at the Annual Meeting. Therefore, no additional matters may be proposed by any shareholder for submission, or submitted, to a vote of the shareholders generally at the Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions:

If you return a proxy card without specific voting instructions for any or all items, your shares will be voted “For” each of the Board’s four Class C nominees on Item 1; “For” Say on Pay on Item 2; "For" the approval of the amendment to the Certificate of Incorporation on Item 3; “For” ratification of the appointment of KPMG LLP on Item 4; and “For” any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

Additional Shareholder Information

Shareholder Submissions of Director Nominees for the 2020 Annual Meeting:

Any shareholder submission of a candidate for the Board to consider as one of its nominees for Director at the 2020 Annual Meeting of Shareholders must be in writing and contain certain information about the candidate and comply with certain procedures, which are described in detail in the Company’s Bylaws. All candidates who are properly submitted by shareholders will first be considered by the Governance Committee of the Board at the time of its normal Director nomination review, and if the Governance Committee recommends such candidate, he or she will subsequently be considered by the full Board. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our 2020 Annual Meeting of Shareholders by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at the 2020 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the deadlines and procedures described and set forth in our Bylaws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process:

t Shareholder Proposals for Inclusion in the 2020 Proxy Statement
To be considered for inclusion in our 2020 Proxy Statement, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 30, 2019. Additionally, our Company Bylaws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

t Shareholder Proposals for Presentation at the 2020 Annual Meeting
If a shareholder wishes to have a proposal presented at our 2020 Annual Meeting but not included in the Company’s 2020 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company Bylaws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting not later than January 9, 2020 and the notice provided by the shareholder must contain information required by our Bylaws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder.

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Thank You for Voting Your Shares

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ARROW FINANCIAL CORPORATION
ATTN: PETER J. LAREAU
250 GLEN STREET
GLENS FALLS, NY 12801

VOTE ONLINE - www.proxyvote.com
Go online to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or online. To sign up for electronic delivery, please follow the instructions above to vote online and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E65982-P19244 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ARROW FINANCIAL CORPORATION

	For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following individuals:			
1. The election of four Class C Directors to three-year terms:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Tenée R. Casaccio
02) Gary C. Dake
03) Thomas L. Hoy
04) Colin L. Read

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E65983-P19244

ARROW FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 8, 2019, 9:00 a.m. EDT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) David Kaiser and Andrew Wise, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, at 9:00 a.m. EDT on Wednesday, May 8, 2019, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. **If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Proposal 1 and (b) "FOR" Proposals 2, 3 and 4.** This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Address Changes/Comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side